CREDIT AGREEMENT
by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender
And
OWLET BABY CARE, INC.,
as a Borrower
OWLET, INC.,
as a Guarantor

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TABLE OF CONTENTS
Page
1.1    Definitions    1
1.2    Accounting Terms    22
1.3    UCC Terms    23
1.4    Construction    23
1.5    Time References    24
1.6    Payment in Full    24
1.7    Rounding    24
1.8    Resolution of Drafting Ambiguities    24
2.    CREDIT FACILITY    24
2.1    Revolving Loans.    24
2.2    Borrowing Procedures.    25
2.3    Letter of Credit Facility    25
2.4    Payments; Prepayments.    26
2.5    Interest and Fees.    28
2.6    Intent to Limit Charges to Maximum Lawful Rate    28
2.7    Illegality; Market Conditions    29
2.8    Increased Costs    29
2.9    Capital Requirements    29
2.10    Certificates for Reimbursement    29
2.11    Delay in Requests    30
2.12    Facility Increase.    30
3.    CONDITIONS; TERM OF AGREEMENT    30
3.1    Conditions Precedent to the Initial Revolving Loan    30
3.2    Conditions Precedent to all Revolving Loans    30
3.3    Maturity    31
3.4    Effect of Maturity    31
3.5    Early Termination by Borrowers    31
4.    REPRESENTATIONS AND WARRANTIES    31
4.1    Due Organization and Qualification    31
4.2    Due Authorization; No Conflict    31
4.3    Binding Obligations; Perfected Liens.    32
4.4    Title to Assets; No Encumbrances    32
4.5    Litigation    32
4.6    Compliance with Laws    32
4.7    No Material Adverse Effect    33
4.8    Solvency    33
4.9    Environmental Condition    33
4.10    Complete Disclosure; Projections    33
4.11    Taxes    33
4.12    Margin Stock; Investment Company Act, Etc    33
4.13    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Patriot Act    34
4.14    Employee and Labor Matters    34
4.15    ERISA    34
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4.16    Capitalization and Subsidiaries    34
4.17    Brokers    34
5.    AFFIRMATIVE COVENANTS    34
5.1    Financial Statements; Borrowing Base Certificate; Other Information    34
5.2    Notices of Material Events    35
5.3    Existence    35
5.4    Maintenance of Properties    35
5.5    Taxes    35
5.6    Insurance.    36
5.7    Field Examinations; Appraisals    36
5.8    Compliance with Laws; OFAC; Sanctions, Etc    37
5.9    Cash Management; Collection of Proceeds of Collateral.    37
5.10    Further Assurances    38
5.11    End of Fiscal Years; Fiscal Quarters    38
5.12    Costs and Expenses    38
5.13    Post-Closing    39
6.    NEGATIVE COVENANTS    39
6.1    Indebtedness    39
6.2    Liens    39
6.3    Restrictions on Fundamental Changes    39
6.4    Asset Dispositions    39
6.5    Nature of Business    39
6.6    Prepayments and Amendments    40
6.7    Restricted Payments    40
6.8    Accounting Methods    40
6.9    Investments    40
6.10    Transactions with Affiliates    41
6.11    Use of Proceeds    41
7.    FINANCIAL COVENANT    41
7.1    Minimum EBITDA    41
7.2    Minimum Liquidity.    42
8.    EVENTS OF DEFAULT AND REMEDIES    42
8.1    Events of Default    42
8.2    Remedies.    43
9.    NOTICES, AMENDMENTS, WAIVERS, INDEMNIFICATION, ETC.    43
9.1    Demand; Protest; Counterclaims, Etc    43
9.2    Indemnification    44
9.3    Notices    44
9.4    Assignments; Successors    45
9.5    Amendments; Waivers    45
10.    JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW.    45
10.1    GOVERNING LAW    45
10.2    FORUM NON CONVENIENS    45
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10.3    WAIVER OF JURY TRIAL    46
10.4    SUBMISSION TO JURISDICTION    46
10.5    WAIVER OF CLAIMS    46
11.    GENERAL PROVISIONS    46
11.1    Effectiveness; Section Headings; Severability    46
11.2    Counterparts; Electronic Execution    46
11.3    Patriot Act    47
11.4    Integration    47
11.5    Disclosure    47
11.6    Owlet as Agent for Borrowers    47
11.7    Acknowledgement Regarding Any Supported QFCs    48

Schedules
Schedule 1.1(a)        Definition of Eligible Accounts
Schedule 1.1(b)        Definition of Eligible Inventory
Schedule 1.1(c)        List of Freight Forwarders
Schedule 2.5        Fees
Schedule 2.7        SOFR Replacement
Schedule 3.1        Conditions Precedent to Initial Revolving Loans
Schedule 4.5        Pending Litigation
Schedule 4.9        Environmental Matters
Schedule 4.14        Collective Bargaining Agreements, Etc.
Schedule 4.16        Subsidiaries
Schedule 5.1        Financial and Collateral Reporting
Schedule 5.9        Deposit Accounts and Securities Accounts
Schedule 6.1        Existing Indebtedness
Schedule 6.2        Existing Liens
Schedule 6.9        Existing Investments

Exhibit A        Compliance Certificate
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CREDIT AGREEMENT
THIS CREDIT AGREEMENT is entered into as of June 26, 2026 by and among OWLET BABY CARE, INC., a Delaware corporation (“Owlet Baby”, and together with any entity that may hereafter become party hereto as a Borrower, individually, a “Borrower” and collectively, “Borrowers”), OWLET, INC., a Delaware corporation (“Owlet”, and together with Owlet Baby (solely with respect to the Obligations of other Borrowers) and any other entity that may hereafter become party hereto as a Guarantor, individually, a “Guarantor” and collectively, “Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION
1.1Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Administrative Borrower” has the meaning set forth in Section 11.6.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Accounts and Section 6.10: (a) if any Person owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or equivalent governing body of a Person, then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agreement” means this Credit Agreement.
“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the U.K. Bribery Act 2010, and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any member of the Loan Party Group is located or doing business.
“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any member of the Loan Party Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Margin” means, as of any date of determination and with respect to SOFR Loans or Base Rate Loans, the applicable margin set forth in the following table that corresponds to the Monthly Average Excess Availability for the most recently completed month:
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Tier	Monthly Average Excess Availability	Applicable Margin for SOFR Loans	Applicable for Base Rate Loans
1	Greater than or equal to 50% of the Maximum Credit	2.00%	1.00%
2	Less than 50% of the Maximum Credit	2.25%	1.25%

provided, that, (a) the Applicable Margin shall be calculated and established once each calendar month and shall remain in effect until adjusted for the next calendar month, (b) each adjustment of the Applicable Margin shall be effective as of the first day of each such calendar month based on the Monthly Average Excess Availability for the immediately preceding calendar month, and (c) notwithstanding anything to the contrary contained herein, for the period from the Closing Date until the last day of the first full calendar month immediately following the Closing Date, the Applicable Margin shall be based on the applicable percentage set forth in Tier 2. In the event that, at any time after the end of any calendar month, the Monthly Average Excess Availability for such calendar month used for the determination of the Applicable Margin was greater than the actual amount of the Monthly Average Excess Availability for such period as a result of the inaccuracy of information provided by or on behalf of any Borrower to Lender for the calculation of Monthly Excess Availability, the Applicable Margin for such period shall be adjusted to the applicable percentage based on such actual Monthly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Lender. The foregoing shall not be construed to limit the rights of Lender with respect to the amount of interest.
“Authorized Person” means any one of the individuals identified as an officer of a Loan Party or any other individual identified by Administrative Borrower in writing as an authorized person and authenticated through Lender’s electronic platform or portal in accordance with its procedures for such authentication.
“Bank Product” means any one or more of the following financial products or accommodations provided by Lender or its Affiliates to a Loan Party: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) any cash management or related services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements, or (f) transactions under Hedge Agreements.
“Bank Product Obligations” means all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party to Lender or any of its Affiliates pursuant to or in connection with a Bank Product and irrespective of whether for the payment of money, and whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.
“Bankruptcy Code” means Title 11 of the United States Code.

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“Base Rate” means the greater of (a) the Federal Funds Rate plus 1/2%, and (b) the rate of interest announced, from time to time, within Lender at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Lender’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Lender may designate (and, if any such announced rate is less than zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero).
“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.
“Borrowing Base” means, as of any date of determination, the result of:
(a)90% multiplied by the amount of Eligible Accounts that are Eligible Investment Grade Accounts, plus
(b)the lesser of (i) 85% multiplied by the amount of Eligible Accounts that are Eligible Foreign Accounts and (ii) $1,500,000 (or, if such Eligible Foreign Accounts are subject to Credit Insurance, $2,000,000), plus
(c)85% multiplied by the amount of all other Eligible Accounts (other than Eligible Investment Grade Accounts and Eligible Foreign Accounts), plus
(d)the lesser of (i) $10,000,000 or (ii) the sum of (A) the lesser of (1) 75% multiplied by the Value of Eligible Inventory (other than Eligible In-Transit Inventory) at such time or (2) 85% of the Net Recovery Percentage in the most recent appraisal of Eligible Inventory (other than Eligible In-Transit Inventory) that is acceptable to Lender multiplied by the Value of such Eligible Inventory at such time, plus (B) the lesser of (1) 70% multiplied by the Value of Eligible In-Transit Inventory, (2) 80% of the Net Recovery Percentage in the most recent appraisal of Eligible Inventory and (3) $4,000,000, in each case, subject to sublimits with respect to any category of Eligible Inventory as set forth in the definition thereof; plus
(e)the lesser of (i) 25% of the IP NOLV of Eligible Intellectual Property and (ii) $3,750,000; provided, that, the amount available for borrowing under this clause (e) shall permanently reduce in thirty-six (36) consecutive and equal installments until such amount is $0, minus
(f)Reserves.
“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base in the form provided by Lender to a Borrower, as such form, subject to the terms hereof, may from time to time be modified by Lender, which is duly completed (including all schedules thereto) and delivered by or on behalf of Borrowers to Lender.

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“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of Illinois.
“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person during such period that are capital expenditures as determined in accordance with GAAP.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Dominion Event” means at any time on and after either (a) Excess Availability is less than 20% of the Maximum Credit or (b) an Event of Default exists; provided, that, (i) to the extent that the Cash Dominion Event has occurred due to clause (a) of this definition, if Excess Availability is greater than the applicable amount specified above for at least 30 consecutive days, the Cash Dominion Event shall no longer be deemed to exist until such time as Excess Availability may again be less than the applicable specified amount, and (ii) to the extent that the Cash Dominion Event has occurred due to clause (b) of this definition, if no Event of Default exists for a period of at least 30 consecutive days, the Cash Dominion Event shall no longer be deemed to exist until such time as an Event of Default may thereafter occur again.
“Cash Management Bank” has the meaning set forth in Section 5.9.
“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) any new, or adjustment to, requirements prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means that:
(a)any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Owlet (or other securities convertible into such Equity Interests) representing fifty-one (51%) or more of the combined voting power of all Equity Interests of Owlet entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Owlet;
(b)any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation

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thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Owlet or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Owlet on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing fifty-one percent (51%) or more of the combined voting power of such Equity Interests,
(c)Kurt Workman shall for any reason cease to be actively engaged in the day-to-day management of Owlet as its CEO and President and/or a member of the Board of Directors (unless replaced within 60 days (or, so long as Borrower is diligently pursuing the same, up to 120 days in the sole discretion of Lender) by an individual having substantially similar experience, meeting the existing criteria instituted by the Borrower for such positions in existence on the Closing Date), or
(d)Owlet fails to own and control, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Loan Party, except as otherwise expressly permitted by this Agreement.
“Closing Date” means the date of this Agreement.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Person in or upon which a Lien is granted, or is purported to be granted, by such Person to Lender under any of the Loan Documents.
“Collection Account” means each deposit account of a Borrower identified on Schedule 5.9 as a collection account and such other deposit accounts as may be established after the Closing Date in accordance with the terms hereof in each case used exclusively to receive payments on accounts and proceeds of other Collateral.
“Commitment” means the commitment of Lender to make Revolving Loans or otherwise provide any credit or services to a Borrower under this Agreement.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A attached hereto, as such form, subject to the terms hereof, may from time to time be modified by Lender, which is duly completed (including all schedules thereto), and delivered by or on behalf of Borrowers to Lender.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party, Lender, and the applicable securities intermediary (with respect to a securities account) or bank (with respect to a deposit account).
“Covered Entity” means any of the following:
(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 11.7.

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“Credit Facility” means the Revolving Loans provided to or for the benefit of each Borrower pursuant to Section 2.1 or other financial accommodations provided for under the Loan Documents.
“Credit Insurance” means credit insurance in form, substance, amounts, and provided by an insurer, reasonably satisfactory to Lender.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day, or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided, that if Daily Simple SOFR determined as provided above would be less than zero, then Daily Simple SOFR shall be deemed to be zero. If by 5:00 p.m. (New York City time) on the second U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Default Rate” means, for any Obligation (including, to the extent permitted by law, interest not paid when due), two percent plus the interest rate calculated using the highest Applicable Margin, or in the case of the Letter of Credit fee, two percent above the per annum rate otherwise applicable thereto.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Dollars” or “$” means United States dollars.
“EBITDA” means, with respect to any fiscal period and with respect to Borrowers determined, in each case, on a consolidated basis in accordance with GAAP, (a) the consolidated net income (or loss), for such period, minus (b) without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net income (or loss) for such period: (i) unusual or non-recurring gains, and (ii) interest income, plus (c) without duplication, the sum of the following amounts for such period to the extent deducted in determining consolidated net income (or loss) for such period: (i) unusual or non-recurring expenses and losses in an aggregate amount, taken together with the immediately following clause (vi) hereof not to exceed $750,000 during any trailing twelve (12) month period for such fiscal period before giving effect to this clause (i) or clause (vi), (ii) unusual or non-recurring non-cash expenses and losses, (iii) Interest Expense, (iv) income taxes, (v) depreciation and amortization, (vi) severance and restructuring costs in an aggregate amount, taken together with clause (i) hereof not to exceed $750,000 during any trailing twelve (12) month period for such fiscal period before giving effect to this clause (vi) or the immediately foregoing clause (i), (vii) transaction costs and expenses incurred in connection with the negotiation, preparation and closing of (A) this Agreement and the Loan Documents (including early termination, prepayment and similar fees payable by the Loan Parties), and (B) any other debt or equity financing consummated by the Loan Parties and permitted

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pursuant to this Agreement, (viii) stock-based compensation expenses, (ix) expenses arising from adjustment of common stock warrant liabilities, (x) without duplication of any of the foregoing, impairment of intangible assets and (xi) charges related to that certain Stipulation and Agreement of Settlement, dated January 31, 2025, entered into by and among (A) Lead Plaintiff Dr. Thomas E. Tweito, on behalf of himself and the Settlement Class referred to therein, and (B) defendants Owlet and Kurt Workman, an individual, with respect to certain claims asserted under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and (ii) that certain Stipulation and Agreement of Settlement, dated January 31, 2025, entered into by and among (A) Lead Plaintiff Drew Conant and Plaintiff Eric Lee (on behalf of themselves and each of the Class Members referred to therein), (B) defendants Owlet, Kurt Workman and Kate Scolnick, and (C) defendants Ken Suslow, Richard Henry, Domenico De Sole, Ramez Toubassy, Jamie Weinstein, Krystal Kahler, and Michael F. Goss, with respect to certain claims asserted under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and any other charges related to any other legal matters verified and approved by Lender.

“Eligible Accounts” has the meaning set forth in Schedule 1.1(a).
“Eligible Foreign Accounts” means any Account created by Borrower that would qualify as Eligible Account except for their failure to comply with clause (g) of the definition of Eligible Accounts, and for which such Account, (A) is invoiced and collected and paid in US Dollars, (b) owing from an account debtor located in a country acceptable to Lender in its sole discretion and (c) is otherwise due and owing from account debtors acceptable to Lender, as confirmed by Lender in writing from time to time.
“Eligible Intellectual Property” means, at any time, Intellectual Property included in the IP Appraisal (a) that are owned by a Borrower, (b) which is subject to the Lien in favor of Lender and is subject to no other Liens whatsoever (other than Permitted Liens that are junior in priority) and (c) which Lender deems, in its Permitted Discretion, eligible for borrowing purposes.
“Eligible In-Transit Inventory” means those items of inventory that do not constitute Eligible Inventory solely because they are not in a location set forth on the schedule of locations to the Security Agreement or in transit among such locations and a Borrower does not have actual and exclusive possession thereof, but as to which,
(a) such inventory currently is in transit (whether by vessel, air, or land) from a location outside of the continental United States to a location set forth on the schedule of locations to the Security Agreement;
(b) title to such inventory has passed to a Borrower and Lender shall have received such evidence thereof as it may from time to time require,
(c) such inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Lender in its Permitted Discretion, and Lender shall have received a copy of the certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner acceptable to Lender,
(d) unless Lender otherwise agrees in writing, such inventory either:
        (i) is the subject of a negotiable bill of lading governed by the laws of a state within the United States (A) that is consigned to Lender or a Freight Forwarder (either directly or by means of endorsements), (B) that was issued by the carrier (including a non-vessel operating common carrier) in

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possession of the inventory that is subject to such bill of lading, and (C) that either is in the possession of Lender or a Freight Forwarder (in each case in the continental United States), or
        (ii) is the subject of a negotiable forwarder’s cargo receipt governed by the laws of a state within the United States and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of, a consolidator or Lender, or their respective agents) and such negotiable cargo receipt on its face indicates the name of the Freight Forwarder as a carrier or multimodal transport operator and has been signed or otherwise authenticated by it in such capacity or as a named agent for or on behalf of the carrier or multimodal transport operator, in any case respecting such inventory (A) consigned to Lender or one of its Freight Forwarders that is handling the importing, shipping and delivery of such inventory (either directly or by means of endorsements), (B) that was issued by a consolidator respecting the subject inventory, and (C) that is in the possession of Lender or a Freight Forwarder (in each case in the continental United States),
(e) such inventory is in the possession of a common carrier (including on behalf of any non-vessel operating common carrier) that has issued the bill of lading or other document of title with respect thereto or the Freight Forwarder handling the importing, shipping and delivery of such inventory;
(f) the documents of title related thereto are subject to the valid and perfected first priority Lien of Lender;
(g) Lender determines that such inventory is not subject to (i) any Person’s right of reclamation, repudiation, stoppage in transit or diversion or (ii) any other right or claim of any other Person which is (or is capable of being) senior to, or pari passu with, the Lien of Lender or Lender determines that any Person’s right or claim impairs, or interferes with, directly or indirectly, the ability of Lender to realize on, or reduces the amount that Lender may realize from the sale or other disposition of such inventory;
(h) a Borrower has provided (i) a certificate to Lender that certifies that, to the best knowledge of such Borrower, such inventory meets all of the representations and warranties in the Loan Documents concerning Eligible In-Transit Inventory, that it knows of no reason why such inventory would not be accepted by such Borrower when it arrives in the continental United States and that the shipment as evidenced by the documents conforms to the related order documents, and (ii) upon Lender’s request, a copy of the invoice, packing slip and manifest with respect thereto, or
(i) such inventory shall not have been in transit for more than forty-five (45) days.
“Eligible Inventory” has the meaning set forth in Schedule 1.1(b).
“Eligible Investment Grade Account” means, at any time, any Eligible Account for which the Account Debtor in respect thereof is an Investment Grade Account Debtor.
“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock or partnership, limited liability company or other equity ownership or profit interests or units, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

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“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).
“Event of Default” has the meaning set forth in Section 8.1.
“Excess Availability” means, as of any date of determination, the amount, as determined by Lender, equal to: (a) the lesser of: (i) the Borrowing Base, and (ii) the Maximum Credit, minus, without duplication, (b) the amount of Revolving Loans and Letter of Credit Usage.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) due to such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
“Facility Increase” has the meaning set forth in Section 2.12.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).
“Freight Forwarders” shall mean the Persons listed on Schedule 1.1(c) hereto or such other Person or Persons as may be selected by a Borrower after the date hereof and after written notice by a Borrower to Lender who are reasonably acceptable to Lender to handle the receipt of inventory within the United States or to clear inventory through the Bureau of Customs and Border Protection or other domestic or foreign export control authorities or otherwise perform port of entry services to process inventory imported by a Borrower from outside the United States (such Persons sometimes being referred to herein individually as a “Freight Forwarder”), provided, that, as to each such Person, (a) Lender shall have received a Freight Forwarder agreement by such Person in favor of Lender (in form and substance satisfactory to Lender) duly authorized, executed and delivered by such Person, (b) such agreement shall

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be in full force and effect and (c) such Person shall be in compliance in all material respects with the terms thereof.
“FTZ” means a foreign trade zone or special purpose sub-zone established by the U.S. Department of Commerce Foreign Trade Zone Board in accordance with the Foreign Trade Zone Act of 1934.
“FTZ Fees” has the meaning set forth in the definition of “Reserves.”
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, certificate of formation, by-laws, limited liability company agreement, operating agreement or other organizational or governing documents of such Person.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means each Person (other than an individual) that at any time guaranties all or any portion of the Obligations.
“Guaranty” means the Guaranty, dated of even date herewith, by each Loan Party in favor of Lender and any other guarantee of the Obligations at any time executed and delivered by a Loan Party in favor of Lender.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), and (g) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness,

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and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other Federal or State bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intellectual Property” has the meaning ascribed to such term in the Security Agreement.
“Interest Expense” means, for any period, the aggregate of the interest expense of a Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Inventory Fees” has the meaning set forth in the definition of “Reserves.”
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“Investment Grade Account Debtor” means any Account Debtor that, at any time of determination, has a corporate credit rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.
“IP Appraisal” means an appraisal (or update thereto) of the Intellectual Property owned by the Borrowers conducted by an appraiser reasonably satisfactory to Lender and received by Lender.
“IP NOLV” means, with respect to any Eligible Intellectual Property, the “net orderly liquidation value” or “NOLV” thereof as such term is used in the IP Appraisal.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
“Lender” has the meaning set forth in the preamble to this Agreement.
“Lender Expenses” has the meaning set forth in Section 5.12.
“Lender Insurance” has the meaning specified therefor in Section 5.6(b) of this Agreement.
“Lender Payment Account” means such account of Lender as Lender may from time to time designate in writing to a Borrower as the Lender Payment Account for purposes of the Loan Documents.
“Letter of Credit” has the meaning set forth in Section 2.3.

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“Letter of Credit Usage” means, as of any date, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, and (b) the aggregate amount of outstanding reimbursement obligations resulting from drawings with respect to Letters of Credit which drawings remain unreimbursed or which have not been paid through a Revolving Loan.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Liquidity” means, as of any date of determination, an amount equal to the sum of (a) the lesser of (i) the aggregate amount of Qualified Cash and (ii) $4,500,000, plus (b) Excess Availability.
“Loan Account” has the meaning set forth in Section 2.4(a).
“Loan Documents” means this Agreement, the Control Agreements, each Borrowing Base Certificate, each Security Agreement, each Guaranty, any note or notes executed by a Borrower in connection with this Agreement and payable to Lender, any subordination agreement, and any other instrument or agreement entered into, now or in the future, by any Loan Party in connection with this Agreement (but specifically excluding agreements for Bank Products).
“Loan Manager Service” means Lender’s proprietary automated loan management program that may from time to time be entered into between a Borrower at such time and Lender.
“Loan Party” means any Borrower or any Guarantor.
“Loan Party Group” means (a) each Loan Party, (b) the parent of each Loan Party, (c) any Affiliate or Subsidiary of any Loan Party, (d) any guarantor of the Obligations, (e) the owner of any collateral securing any part of the Obligations, and (f) any officer, director or agent acting on behalf of any of the parties referred to in items (a) through (e) with respect to the Credit Facility.
“Loan Party Information Form” means that certain Loan Party Information Form, dated of even date herewith, executed by the Loan Parties.
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties, taken as a whole, (b) a material impairment of the ability of Loan Parties to perform their obligations under the Loan Documents to which they are a party or of Lender’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of an action taken or not taken that is solely in the control of Lender), or (c) a material impairment of the enforceability or priority of the Liens of Lender with respect to all or a material portion of the Collateral (other than as a result of an action taken or not taken that is solely in the control of Lender).
“Material Amount” means $1,000,000.

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“Material Indebtedness” means Indebtedness (other than the Revolving Loans) of a Loan Party in an aggregate principal amount exceeding the Material Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Loan Party in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that a Loan Party would be required to pay if such Hedge Agreement were terminated at such time.
“Maturity Date” means June 26, 2029.
“Maximum Credit” means $25,000,000, subject to increase in accordance with Section 2.12 of this Agreement.
“Monthly Average Excess Availability” means, for any one calendar month period commencing on the first day of the month of such period, the daily average of the Excess Availability for such period.
“Moody’s” means Moody’s Investor Services, Inc. (or any successor thereto).
“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of the inventory of a Borrower that is estimated to be recoverable in an orderly liquidation of such inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of inventory and to be as specified in the most recent appraisal that is received by, and acceptable to, Lender.
“Obligations” means (a) all loans (including the Revolving Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to any Loan Account), obligations (including reimbursement and indemnification obligations with respect to Letters of Credit whether or not contingent), fees, expenses (and any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by any Loan Document and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due, and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided, that notwithstanding anything to the contrary contained herein, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Lender for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Expenses, (vi) fees payable under any Loan Document, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations of the Obligations, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended).

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“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, the following:
(a)as of the date of any such transaction or payment, and after giving effect thereto, no Event of Default shall exist;
(b)as of the date of any such transaction or payment, and after giving effect thereto, the Excess Availability for the immediately preceding 30 consecutive day period shall be not less than 30% of the Maximum Credit, and after giving effect to the transaction or payment, on a pro-forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, the Excess Availability shall be not less than such amount;
(c)Lender shall have received not less than five Business Days’ prior written notice of the proposed payment or transaction (or such shorter period as determined by Lender) and such information with respect thereto as Lender may reasonably request, including (i) the proposed date and amount of the payment, and (ii) a description of the transaction or event giving rise to such payment and the proposed date of the consummation of such payment or transaction; and
(d)Lender shall have received a Compliance Certificate of an Authorized Person of a Borrower certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Dispositions” means each of the following:
(a)sales, abandonment, or other dispositions of equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of a Loan Party;
(b)sales of inventory to buyers in the ordinary course of business;
(c)the use or transfer of money in a manner that is not prohibited by the terms of any Loan Document;
(d)the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;
(e)the granting of Permitted Liens;
(f)the sale or discount, in each case without recourse, of accounts receivable (other than Eligible Accounts) arising in the ordinary course of business, but only in connection with the compromise or collection thereof;
(g)any involuntary loss, damage or destruction of property;
(h)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(i)the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;
(j)the making of Permitted Investments;

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(k)the lapse, abandonment or other disposition of patents, trademarks, copyrights, and other intellectual property rights that are not material and are no longer used or useful in any material respect in the business of a Loan Party and do not appear on and are not otherwise affixed to or incorporated in any inventory or necessary in connection with the books and records of a Loan Party or do not have any material value; and
(l)sales or other dispositions of assets of a Loan Party not otherwise described in the provisions set forth in this definition; provided, that as to any such sale or other disposition, each of the following conditions is satisfied: (i) as of the date of such sale or other disposition, and after giving effect thereto, no Event of Default exists, (ii) each such sale is an arms’ length transaction and the applicable Loan Party receives at least the fair market value of the assets disposed of, (iii) the consideration received by the applicable Loan Party consists of at least 75% cash and is paid at the time of the consummation of the transaction, (iv) the aggregate amount of the consideration received from all assets sold or disposed of permitted under this clause (l) shall not exceed the Material Amount in any fiscal year of a Loan Party, (v) such transaction does not involve the sale or other disposition of any accounts, inventory, intellectual property or Equity Interests, and (vi) the cash proceeds from any such sale or other disposition (net only of reasonable and customary direct costs related thereto and amounts required to be applied to any Permitted Indebtedness secured by such assets as a result of such sale or other disposition) shall be paid to Lender for application to the Obligations.
“Permitted Indebtedness” means:
(a)the Obligations;
(b)Indebtedness as of the Closing Date set forth on Schedule 6.1;
(c)Indebtedness (including under any Capital Lease) arising after the Closing Date to the extent secured by Liens on equipment or Real Property acquired after the Closing Date in an aggregate outstanding principal amount not to exceed the Material Amount at any time; provided, that (i) such Liens do not apply to any property of a Loan Party other than specific items of equipment or Real Property, (ii) the Indebtedness secured thereby does not exceed the cost of the applicable equipment or Real Property, as the case may be, and (iii) as of the date any such Indebtedness is incurred and after giving effect thereto, no Event of Default shall exist;
(d)Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit and unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;
(e)Indebtedness of a Loan Party in respect of bid, payment and performance bonds, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, or guarantees of the foregoing types of Indebtedness, in the ordinary course of business and consistent with current practices as of the Closing Date;
(f)the incurrence by any Loan Party of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's operations and not for speculative purposes;
(g)Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or any cash management or related services;
(h) Subordinated Indebtedness; provided, that the aggregate principal amount of such Indebtedness shall not exceed the Material Amount outstanding at any time;
(i)Any Refinancing Indebtedness in respect of Indebtedness described in clauses (b), (c), (e), and (f) above; and

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(j)Indebtedness of a Loan Party owing to another Loan Party.
“Permitted Investments” means each of the following:
(a)Investments of a Loan Party consisting of cash at any time no Revolving Loans are outstanding; except that notwithstanding that any Revolving Loans are outstanding at any time, (i) except as provided in clause (iii) below, until such time as Borrower has transitioned its primary depository and treasury management services to Lender in accordance with Section 5.9(a), a Loan Party may make deposits of cash or other immediately available funds in operating demand deposit accounts maintained at financial institutions other than Lender that are subject to Control Agreements in favor of Lender, and (ii) except as provided in clause (iii) below, after Borrower has transitioned its primary depository and treasury management services to Lender in accordance with Section 5.9(a), a Loan Party may (A) hold cash or other immediately available funds in deposit accounts maintained with the Lender, (B) from time to time in the ordinary course of business consistent with its current practice as of the Closing Date make deposits of cash or other immediately available funds in operating demand deposit accounts maintained at financial institutions other than Lender that are subject to Control Agreements in favor of Lender and used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in overnight investments until so drawn (so long as such funds and overnight investments are not held more than two Business Days from the date of the initial deposit thereof), and (C) maintain up to $100,000, in the aggregate (not including any cash collateral described in clause (m) of the definition of “Permitted Liens”), in deposit accounts maintained with Silicon Valley Bank that are subject to Control Agreements in favor of Lender, and (iii) at all times, the Loan Parties may hold up to $100,000, in the aggregate, in deposit accounts maintained with Citibank, N.A. (including its Canadian branch), provided that all funds received into any such account shall be transferred promptly to a deposit account described in the foregoing clause (i) or clause (ii);
(b)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(c)advances made in connection with purchases of goods or services in the ordinary course of business;
(d)Investments received in settlement of amounts due to any Loan Party effected in the ordinary course of business or owing to any Loan Party as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party;
(e)Investments owned by any Loan Party on the Closing Date and set forth on Schedule 6.9;
(f)Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims;
(g)deposits of cash made in the ordinary course of business to secure performance of operating leases;
(h)loans and advances to employees and officers of a Loan Party in the ordinary course of business for any business purpose and in an aggregate amount not to exceed 50% of the Material Amount outstanding at any one time;
(i)Investments resulting from Bank Products permitted under clause (f) and clause (g) of the definition of Permitted Indebtedness;
(j)Investments held in deposit accounts and/or securities accounts maintained with Lender or its Affiliates; and

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(k) Investments made with cash after the Closing Date by a Loan Party in or to any Person not otherwise described in the provisions above; provided, that (i) as of the date of any such Investment and after giving effect thereto, each of the Payment Conditions is satisfied, and (ii) the Investment shall be in or to a Person that engages in a line of business substantially similar to, or ancillary or related to, or used in or useful to, the business that a Loan Party is engaged in on the Closing Date.
“Permitted Liens” means:
(a)Liens granted to, or for the benefit of, Lender to secure the Obligations;
(b)Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet past due, or (ii) do not have priority over the Liens of Lender and the underlying taxes, assessments, or charges or levies are being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;
(c)judgment Liens in connection with court proceedings that do not constitute an Event of Default; provided, that (i) such Liens are being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor;
(d)Liens set forth on Schedule 6.2;
(e)the interests of lessors under operating leases and non-exclusive licensors under license agreements;
(f)Liens on equipment and Real Property arising after the Closing Date to secure Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness, whether such Indebtedness is assumed or incurred by a Loan Party;
(g)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet past due, or (ii) are being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor;
(h)Liens on cash deposited to secure a Loan Party’s obligations in connection with worker's compensation or other unemployment insurance, or to secure obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money or Liens on cash deposited to secure its reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;
(i)with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;
(j)non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

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(k)rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
(l)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(m)Liens solely on cash collateral in respect of credit cards described in clause (g) of the definition of “Permitted Indebtedness” securing an aggregate amount not to exceed $300,000 and
(n)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business.
“Permitted Tax Distribution” means that if the Equity Interests of a Loan Party are owned by a Person that is not a Loan Party and such Loan Party has been converted to a pass-through entity for tax purposes, distributions by such Loan Party solely for the payment of income taxes by any Person as a result of its direct or indirect ownership of the Equity Interests of such Loan Party in an amount not to exceed the Federal and State income tax paid or to be paid by the owner of Equity Interests in a Loan Party on taxable income earned by such Loan Party and attributable to such owner as a result of such Loan Party’s “pass-through” tax status, assuming the highest marginal income tax rate for Federal and State (for the State or States in which any equity owner is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for State income taxes in calculating the Federal income tax liability and all other deductions, credits, deferrals and other reductions available to such owners from or through such Loan Parties.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Projections” means forecasted balance sheets, profit and loss statements, and cash flow statements with respect to a Loan Party, all prepared on a basis consistent with its historical financial statements, and projected amounts available under the Borrowing Base, together with appropriate supporting details and a statement of underlying assumptions.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 11.7.
“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash of the Loan Parties that is in deposit accounts or in securities accounts (or any combination thereof) of such Loan Party maintained in the United States of America, and which such deposit account or securities account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States which Control Agreement shall provide for springing control by Lender.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

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“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
(a)such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b)such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of Lender,
(c)if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness,
(d)the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Loan Parties which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,
(e)if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and
(f)if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Lender, and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.
“Reserves” means, as of any date of determination, those reserves that Lender deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(b), to establish and maintain (including reserves with respect to (a) sums that any Loan Party is required to pay under any Loan Document (such as taxes, assessments, insurance premiums, freight, duties, tariffs, and fees or, in the case of leased assets, rents or other amounts payable under such leases) (all such payments, individually and collectively, “Inventory Fees”) and has not yet paid, (b) all Inventory Fees in respect of Inventory located in an FTZ which are required to be paid, or which Lender estimates will be required to be paid, when such Inventory arrives in, or leaves from, an FTZ and have not been paid (all such payments, individually and collectively, “FTZ Fees”), (c) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Lender likely would be pari passu or have a priority superior to Lender’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral), (d) amounts to the extent dilution calculated by Lender in its Permitted Discretion exceeds five percent, and (e) obligations in respect of Bank Products.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party, or any other payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the stockholders, partners or members (or the equivalent Person

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thereof) of a Loan Party, or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of a Loan Party, or any setting apart of funds or property for any of the foregoing, or (b) the payment by a Loan Party of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation outside the ordinary course of business to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of a Loan Party.
“Revolving Loans” means the revolving loans made by Lender to a Borrower under this Agreement.
“S&P” means S&P Global Ratings, a division of S&P Global Inc. (or any successor thereto).
“Sanction” or “Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other Governmental Authority in any jurisdiction in which (i) any member of the Loan Party Group is located or conducts business, (ii) in which any of the proceeds of the Credit Facility will be used, or (iii) from which repayment of the Credit Facility will be derived.
“Sanctioned Target” means any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) otherwise a target of Sanctions, including vessels, planes and ships, that are designated under any Sanctions program.
“Security Agreement” means the Security Agreement, dated of even date herewith, by and among each Loan Party and Lender, and any other agreement or instrument at any time executed by a Loan Party or any other Person in connection with this Agreement that is intended to (or purports to) create, perfect or evidence a Lien to secure the Obligations.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Loans” means each portion of a Revolving Loan that bears interest at a rate determined by reference to Daily Simple SOFR.
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which

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the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to voidable transfers, fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Subordinated Indebtedness” means any Indebtedness of any Loan Party incurred from time to time that is subordinated in right of payment to the Obligations and is subject to a subordination agreement in form and substance satisfactory to Lender, and is otherwise on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Lender.
“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such corporation, partnership, limited liability company, or other entity.
“Supported QFC” has the meaning set forth in Section 11.7.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitment is terminated (or deemed terminated), or (c) the termination of the Commitment in accordance with the provisions of Section 3.5.
“UCC” means the Uniform Commercial Code as in effect in the State of Illinois and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of Illinois on the Closing Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine).
“Unfinanced Capital Expenditures” means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of inventory in the ordinary course of business), or any insurance proceeds, and (b) that are not reimbursed by a third Person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

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“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.7.
“Value” means, the lower of (a) the moving average cost determined in accordance with GAAP, or (b) market value; provided, that for purposes of the calculation of the Borrowing Base, (i) the Value of the inventory shall not include: (A) the portion of the value of inventory equal to the profit earned by any Affiliate on the sale thereof to a Borrower, or (B) write-ups or write-downs in value with respect to currency exchange rates, and (ii) notwithstanding anything to the contrary contained herein, the cost of the inventory shall be computed in the same manner and consistent with the most recent appraisal of the inventory that is received by, and acceptable to, Lender prior to the Closing Date, if any.
1.2Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if a Borrower notifies Lender that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Changes occurring after the Closing Date or in the application thereof on the operation of such provision (or if Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of Lender and Borrowers after such change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by Lender, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. A Loan Party shall deliver to Lender at the same time as the delivery of any financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application. When used herein, the term “financial statements” shall include the notes and schedules thereto. Notwithstanding anything to the contrary contained herein, (i) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (ii) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (A) unqualified, and (B) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
1.3UCC Terms. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.
1.4Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice-versa. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, supplemented, extended, renewed, restated or replaced (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (d) all references in a Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from

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time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Section headings in any Loan Document are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document. Each schedule and exhibit to this Agreement is incorporated by reference herein and is made a part of this Agreement. Any capitalized term used in any schedule or exhibit to this Agreement shall have the meaning assigned to such term herein, unless otherwise defined in such schedule or exhibit. An Event of Default shall exist or continue until such Event of Default is waived in accordance with Section 9.5 in accordance with the terms hereof. Each Loan Party shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Lender under any Loan Document. Any reference to an obligation of a Borrower or a Loan Party or to Borrowers or Loan Parties, or to any Borrower or any Loan Party, as the case may be, shall mean that each Borrower or each Loan Party, as the case may be, is jointly and severally liable with each other Borrower or Loan Party in respect of such obligation. In connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. Any reference in any Loan Document to a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Any reference to an agreement or other matter being “reasonably satisfactory” to Lender shall mean a determination made in the exercise of reasonable judgment from the perspective of a secured asset-based lender. Any reference to expenses of Lender in any Loan Document shall include all Lender Expenses. Reference to a Loan Party’s “knowledge” or similar concept means actual knowledge of an Authorized Person, or knowledge that an Authorized Person would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.
1.5Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central Standard Time, as in effect in Chicago, Illinois on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Lender, such period shall in any event consist of at least one full day.
1.6Payment in Full. Any reference in any Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment in full in cash of the principal and accrued and unpaid interest with respect to the Revolving Loans, (b) the payment in full in cash of all fees, charges and expenses that have accrued and are unpaid regardless of whether payment has been demanded or is otherwise due, (c) the delivery to Lender of cash collateral, or at Lender’s option, a letter of credit payable to Lender issued by a bank acceptable to Lender and in form and substance satisfactory to Lender, in either case in respect of (i) 105% of the then existing Letter of Credit Usage, (ii) contingent Obligations for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to Lender at the time, and which are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses) to Lender for which Lender would be entitled to indemnification by a Loan Party hereunder, and (iii) an amount determined by Lender equal to the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations, and (d) the termination of the Commitment and the financing arrangements provided by Lender to each Borrower hereunder.
1.7Rounding. Any financial ratios required to be maintained by a Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.8Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents, that it

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and its counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against Lender as the drafting party shall not be applicable in the interpretation of the Loan Documents.
2.CREDIT FACILITY
2.1Revolving Loans.
(a)Subject to, and upon the terms and conditions contained herein, on and after the Closing Date until the Termination Date, Lender agrees to make Revolving Loans to a Borrower from time to time in amounts requested by or on behalf of such Borrower; provided, that after giving effect to any such Revolving Loan, the aggregate principal amount of the Revolving Loans outstanding plus the Letter of Credit Usage shall not exceed the lesser of the Borrowing Base at such time or the Maximum Credit.
(b)Lender shall have the right (but not the obligation) at any time, in its Permitted Discretion, to establish and increase or decrease Reserves; provided, that the amount of any Reserve established by Lender shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such Reserve. To the extent that an event, condition or circumstance as to any eligible asset is addressed pursuant to the treatment thereof within the applicable definition of such terms, Lender shall not also establish a Reserve to address the same event, condition or circumstance. Lender shall notify a Borrower of the establishment of any new categories of Reserves, or any change in the methodology for the calculation of an existing Reserve (in each case after the Closing Date except that such notice shall not be required at any time an Event of Default exists or at any time if Lender, in its Permitted Discretion, determines that it is necessary to act sooner to preserve or protect the Collateral or its value or the rights of Lender therein). In such event, Lender shall be available to discuss the change. A Borrower may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such Reserve no longer exists. If Lender determines in its Permitted Discretion that the event, condition, other circumstance or fact that is the basis for the establishment or change to such Reserve no longer exists or has otherwise been adequately addressed by a Borrower, Lender shall adjust or eliminate the Reserve accordingly. At any time that the Maximum Credit is less than the amount of the Borrowing Base, Reserves in respect of amounts that may be payable to third parties may be deducted from the Maximum Credit.
2.2Borrowing Procedures.
(a)Each Revolving Loan shall be made by a written request by or on behalf of a Borrower delivered to Lender (which may be delivered through Lender’s electronic platform or portal) and received by Lender no later than 10:00 a.m. on the Business Day that is the requested date that the Revolving Loan be made, specifying (i) the amount of such Revolving Loan, and (ii) the date of such Revolving Loan, which shall be a Business Day; provided, that Lender may, in its discretion, elect to accept as timely requests that are received later than 10:00 a.m. on the applicable Business Day, subject to Section 2.2(c). All borrowing requests which are not made on-line via Lender’s electronic platform or portal or pursuant to the Loan Manager Service shall be subject to (and unless Lender elects otherwise in its discretion, such Revolving Loans shall not be made until the completion of) Lender’s authentication process (with results satisfactory to Lender) prior to the funding of any such requested Revolving Loan.
(b)All Revolving Loans shall be conclusively presumed to have been made to, and at the request of and for the benefit of, a Borrower when deposited to the credit of a Borrower or otherwise disbursed or established in accordance with the instructions of a Borrower to the deposit account specified to Lender for such purpose (which shall be at a bank acceptable to Lender) or in accordance with the terms and conditions of this Agreement.
(c)If Lender has separately agreed that a Borrower may use the Loan Manager Service, Revolving Loans (i) will be made solely by the Loan Manager Service, and (ii) will be initiated by Lender and credited to a Borrower’s operating account maintained with Lender as Revolving Loans as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in such Borrower’s operating account maintained with Lender, subject to Excess Availability. Lender may terminate a Borrower’s access to the Loan Manager Service at any time in its discretion. If Lender terminates a Borrower’s access to the Loan Manager Service, each Borrower may continue to request

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Revolving Loans as provided herein so long as no Event of Default exists. Lender will have no obligation to make a Revolving Loan through the Loan Manager Service in an amount in excess of Excess Availability or if an Event of Default exists or any of the other conditions set forth in Section 3.2 are not satisfied.
2.3Letter of Credit Facility. As a subfacility under the Credit Facility, subject to, and upon the terms and conditions contained herein, on and after the Closing Date until the Termination Date, Lender agrees to issue or cause an Affiliate to issue standby letters of credit or sight commercial letters of credit for the account of a Borrower for purposes acceptable to Lender (each a “Letter of Credit” and collectively, “Letters of Credit”); provided, that (a) the aggregate Letter of Credit Usage will not at any time exceed $2,000,000, and (b) as of the date of the issuance of any Letter of Credit, and after giving effect thereto, the aggregate amount of the Revolving Loans and the Letter of Credit Usage will not exceed the lesser of the Borrowing Base or the Maximum Credit. The form and substance of each Letter of Credit will be subject to approval by Lender and each Borrower shall execute and deliver such additional letter of credit agreements, applications and other documents required by Lender as a condition to the issuance, amendment, extension or renewal of any Letter of Credit. Each Letter of Credit will be issued for a term not to exceed 365 days, as designated by a Borrower; provided, that no Letter of Credit will have an expiration date after the Maturity Date. Each Letter of Credit will be issued under, and subject to, the additional terms and conditions of the letter of credit agreements, applications and any related documents required by Lender. Each drawing paid under a Letter of Credit will be deemed a Revolving Loan and will be repaid by Borrowers in accordance with the terms and conditions of this Agreement applicable to Revolving Loans; provided, that if Revolving Loans are not available for any reason at the time any drawing is paid by Lender, then Borrowers will immediately pay to Lender the full amount drawn, together with interest on such amount from the date such drawing is paid to the date such amount is fully repaid by Borrowers, at the rate of interest then applicable to Revolving Loans. In such event Borrowers agree that Lender may charge the Loan Account or debit any deposit account maintained by any Loan Party for the amount of any such drawing.
2.4Payments; Prepayments.
(a)Payments by Borrowers. Except as otherwise expressly provided herein, all payments by a Borrower shall be made to the Lender Payment Account or such other place as Lender may designate in writing to a Borrower from time to time and shall be made in immediately available funds, no later than 12:30 p.m. on the date specified herein. Any payment received by Lender later than 12:30 p.m. shall be deemed to have been received (unless Lender, in its discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto. No Loan Party will fund any repayment of the Credit Facility with proceeds, or provide as Collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Lender or any other party to any Loan Document to be in breach of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.
(b)Application of Payments. Subject to the other terms and conditions contained herein, Lender shall apply payments received or collected from a Borrower or for the account of a Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows, so long as no Event of Default exists: first, to the payment in full of any fees, indemnities, or expense reimbursements then due to Lender; second, to the payment in full of interest due in respect of any Revolving Loans; third, to the payment in full of principal in respect of the Revolving Loans, whether or not then due; and fourth, at any time an Event of Default (or an event which with notice or passage of time or both would constitute an Event of Default) exists, as cash collateral in an amount up to 105% of the Letter of Credit Usage; and fifth, to pay or prepay any other Obligations, whether or not then due, in such order and manner as Lender directs. Such payments shall be applied as Lender determines at any time an Event of Default exists, including to be used as cash collateral in respect of Obligations related to Letters of Credit (in an amount up to 105% of the Letter of Credit Usage) or such other Obligations as Lender may determine, on such terms as Lender may require.

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(c)Optional Prepayments. Each Borrower may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.
(d)Mandatory Prepayments. If, at any time, the aggregate principal amount of the Revolving Loans outstanding plus the Letter of Credit Usage exceeds the lesser of the Borrowing Base or the Maximum Credit, then a Borrower shall promptly, but in any event, within one Business Day prepay the Obligations in an aggregate amount equal to the amount of such excess (or after the prepayment of all Revolving Loans, upon Lender’s demand, immediately provide cash collateral up to 105% of the Letter of Credit Usage as required to address such excess, even if amounts greater than such excess are required as a result of the amount of any Letters of Credit then outstanding).
(e)Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of each Borrower (the “Loan Account”) evidencing the Obligations, including Revolving Loans, Letters of Credit, interest, fees and Lender Expenses. Any such records shall be presumptively correct, absent manifest error; provided, that the failure to make any such entry or the existence of any error in such records, shall not affect any of the Obligations. Lender shall make available to a Borrower monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest, fees and Lender Expenses. Each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between each Borrower and Lender unless, within 30 days after Lender first makes such a statement available to a Borrower, such Borrower shall deliver to Lender written objection thereto describing any error contained in such statement.
(f)Evidence of Debt. Lender may request that Revolving Loans made by it be evidenced by a promissory note. In such event, each Borrower shall execute and deliver to Lender a promissory note payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and in a form approved by Lender. Thereafter, the Revolving Loans evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
(g)Charges to Loan Account. At the election of Lender, all payments of principal, interest, fees, expenses and other amounts payable under the Loan Documents may be paid from the proceeds of Revolving Loans made hereunder whether made following a request by a Borrower or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with Lender. Each Borrower is hereby irrevocably deemed to request that Lender, and Lender is hereby authorized to, (i) make a Revolving Loan for the purpose of paying each payment of principal, interest, fees, expenses and other amounts as it becomes due under any Loan Document and agrees that all such amounts charged shall constitute Revolving Loans, (ii) make a Revolving Loan to preserve or protect the Collateral, or any portion thereof, and (iii) charge any deposit account of any Borrower maintained with Lender for each payment of principal, interest, fees, expenses and other amounts due under any Loan Document.
(h)Repayment on Termination Date. Each Borrower shall make payment in full of the Obligations on the Maturity Date or if earlier, any other Termination Date.
(i)Indemnity for Returned Payments. If after any payment, or proceeds of Collateral, are applied to the payment of any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Each Loan Party shall be liable to pay to Lender, and does hereby agree to indemnify and hold Lender harmless for, the amount of any payments or proceeds surrendered or returned. This Section shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section shall survive the payment in full of the Obligations and the termination of this Agreement.
(j)Crediting Payments. The receipt of any payment item by Lender shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available

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funds made to the Lender Payment Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then a Loan Party shall be deemed not to have made such payment. Notwithstanding anything to the contrary contained herein, any payment item shall be deemed received by Lender only if it is received into the Lender Payment Account on a Business Day on or before 12:30 p.m. If any payment item is received into the Lender Payment Account on a non-Business Day or after 12:30 p.m. on a Business Day (unless Lender, in its discretion, elects to credit it on the date received), it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.
2.5Interest and Fees.
(a)Rates and Payment of Interest.
(i)All Obligations (except for the undrawn amount of any issued and outstanding Letters of Credit) shall bear interest at Daily Simple SOFR in effect from time to time, plus the Applicable Margin, except (A) Obligations shall bear interest at the Default Rate (whether before or after any judgment) automatically on and after an Event of Default under Section 8.1(d) and upon written notice by Lender to a Borrower on and after any other Event of Default, and (B) as otherwise provided in Section 2.7.
(ii)
(a)Interest shall accrue from the date a Revolving Loan is made or Obligation is incurred or payable, as the case may be, until paid in full by a Borrower. Interest accrued on Revolving Loans shall be due and payable in arrears, on the first day of each calendar month, and in each case, in any event on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on the earlier of the first day of the calendar month after incurred or demand or the Termination Date. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
(b)Computation of Interest and Fees. Interest and fees calculated on a per annum basis shall be calculated on the basis of a 360 day year and actual days elapsed. The interest rate on non-contingent Obligations shall increase or decrease by an amount equal to each increase or decrease in Daily Simple SOFR in the case of SOFR Loans effective on the date of any change in Daily Simple SOFR, and if at any time there are Base Rate Loans, an amount equal to each increase or decrease in the Base Rate effective on the date of any change in the Base Rate. Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.
(c)Fees; Expenses. Each Borrower shall pay to Lender the fees and Lender Expenses in the amounts and at the time specified in Schedule 2.5.
2.6Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under any Loan Document, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. If at any time the interest rate set forth in any of the Loan Documents exceeds the maximum interest rate allowable under applicable law, the interest rate will be deemed to be such maximum interest rate allowable under applicable law.
2.7Illegality; Market Conditions. Notwithstanding anything to the contrary contained herein, subject to the occurrence of a Benchmark Transition Event, as such terms are defined in Schedule 2.7, if (a) any Change in Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for Lender to make or maintain a SOFR Loan or to maintain the Commitment with respect to a SOFR Loan, or to determine or charge interest rates based on Daily Simple SOFR or SOFR, or (b) Lender determines in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that Daily Simple SOFR cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event, then Lender shall give notice thereof to a Borrower and may (A) declare that SOFR Loans will not thereafter be made by Lender, such that any request for a SOFR Loan from Lender shall be deemed to be a request for a Base Rate Loan unless

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Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described in clause (a) or (b) above), and (B) require that all outstanding SOFR Loans made by Lender be converted to Base Rate Loans immediately, in which event all outstanding SOFR Loans shall be so converted and all Obligations (except for the undrawn amount of any issued and outstanding Letters of Credit) shall bear interest at the Base Rate in effect from time to time, plus the Applicable Margin.
2.8Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender; (b) subject Lender to any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto of any kind whatsoever with respect to any Loan Document or any SOFR Loan made by it, or change the basis of taxation of payments to Lender in respect thereof; or (c) impose on Lender any other condition, cost or expense affecting any Loan Document or SOFR Loans, and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Revolving Loan), or to increase the cost to Lender or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, each Borrower will pay to Lender, such additional amount or amounts as will compensate Lender, as the case may be, for such additional costs incurred or reduction suffered.
2.9Capital Requirements. If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of any Loan Document, the Commitment or the Revolving Loans, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time each Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.
2.10Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in Sections 2.8 or 2.9 and delivered to any Borrower shall be conclusive absent manifest error. Each Borrower shall pay Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
2.11Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to Sections 2.8 or 2.9 shall not constitute a waiver of Lender’s right to demand such compensation; provided, that a Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions occurring more than 180 days prior to the date that Lender becomes aware of the event giving rise to Lender’s claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).
2.12Facility Increase.
(a)Request for Increase. Borrower may from time to time after the Closing Date through the date that is ninety (90) days prior to the Maturity Date, upon written notice to Lender, request an increase in the Maximum Credit in an amount not to exceed Ten Million Dollars ($10,000,000) and in increments of not less than Five Million Dollars ($5,000,000) (each, a “Facility Increase”).
(b)Approval of Increase. Lender may, but shall have no obligation to approve Borrower’s request for a Facility Increase in accordance with this Section 2.12. Any such approval shall be in writing from Lender to Borrower, shall be in the sole discretion of Lender and shall be subject to such conditions as Lender may require, including that (i) Lender shall have received written credit approval from its credit committee, (ii) immediately prior to and after giving effect to any Facility Increase, no Default or Event of Default shall exist, and (iii) after giving effect to each Facility Increase, the Maximum Credit shall not exceed Thirty-Five Million Dollars ($35,000,000).
3.CONDITIONS; TERM OF AGREEMENT

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3.1Conditions Precedent to the Initial Revolving Loan. The obligation of Lender to make the initial Revolving Loan or issue the initial Letter of Credit is subject to the satisfaction of each of the conditions precedent set forth on Schedule 3.1.
3.2Conditions Precedent to all Revolving Loans. The obligation of Lender to make any Revolving Loans or issue, amend, renew or extend any Letter of Credit at any time shall be subject to the following conditions precedent:
(a)the representations and warranties of each Loan Party contained in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Revolving Loan, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof));
(b)as of the date of any such Revolving Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or the use of the proceeds thereof, and after giving effect to any of the foregoing, no Event of Default, or event or condition which with notice, or passage of time, or both, would constitute an Event of Default, shall exist;
(c)Lender shall have received a request for such Revolving Loan or such Letter of Credit (or for the amendment, renewal or extension thereof) in accordance with the requirements of the Loan Documents; and
(d)as of the date of any such Revolving Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or the use of the proceeds thereof, and after giving effect to any of the foregoing, the aggregate principal amount of the Revolving Loans and the Letter of Credit Usage shall not exceed the lesser of the Maximum Credit or the Borrowing Base.
Each request for a Revolving Loan or the issuance, amendment, renewal or extension of any Letter of Credit delivered by a Borrower shall be deemed to be a representation and warranty by each Borrower that the conditions specified in Section 3.2 have been satisfied on and as of the date of the applicable Revolving Loan or issuance, amendment, renewal or extension of a Letter of Credit and after giving effect thereto. The making of any Revolving Loan or the issuance, amendment, renewal or extension of any Letter of Credit shall not be deemed a modification or waiver by Lender of any of the terms of any Loan Document or any Event of Default or event or condition which with notice, or passage of time, or both, would constitute an Event of Default.
3.3Maturity. The Commitment shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).
3.4Effect of Maturity. On the Maturity Date, the Commitment shall automatically terminate and all of the Obligations shall become due and payable without notice or demand and each Borrower shall be required to pay in full all of the Obligations. No termination of the Commitment shall relieve or discharge any Loan Party of its duties, obligations, or covenants under any Loan Document and the Liens of Lender in the Collateral shall continue to secure the Obligations and shall remain in effect until payment in full of all Obligations.
3.5Early Termination by Borrowers. A Borrower has the option, at any time upon ten Business Days prior written notice to Lender, to make payment in full of all of the Obligations; provided, that (a) a Borrower may rescind such written notice if it states that the proposed payment in full is to be made with the proceeds of third-party Indebtedness and if the closing for such incurrence does not happen on or before the date of the proposed termination set forth in such notice (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) for the avoidance of doubt, nothing in this Section 3.5 shall effect a termination of any Hedge Agreement, which Hedge Agreements may only be terminated in accordance with their respective terms.
4.REPRESENTATIONS AND WARRANTIES

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Each Loan Party represents and warrants to Lender the following:
4.1Due Organization and Qualification. Each Loan Party (a) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (b) is qualified to do business in any State where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to own and operate its assets, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
4.2Due Authorization; No Conflict. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party do not and will not (a) violate any material provision of Federal, State, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (b) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (c) require any approval of any holder of Equity Interests of a Loan Party, other than consents or approvals that have been obtained and that are still in force and effect.
4.3Binding Obligations; Perfected Liens.
(a)Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b)The Liens of Lender are validly created, perfected and first priority Liens, subject as to priority, only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases, except for Liens in respect of (i) motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of any Loan Document, are required to be perfected), and (v) any deposit accounts and securities accounts not subject to a Control Agreement as permitted by any Loan Document, and subject only to the filing of financing statements in the appropriate filing offices.
4.4Title to Assets; No Encumbrances. Each Loan Party has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of its assets reflected in its most recent financial statements delivered to Lender, in each case except for assets disposed of since the date of such financial statements to the extent permitted by any Loan Document. All of such assets are free and clear of Liens except for Permitted Liens.
4.5Litigation. Except as set forth on Schedule 4.5, there are no actions, suits, proceedings or investigations pending or, to the knowledge of a Loan Party, threatened in writing against a Loan Party, that (a) relate to any Loan Document or transaction contemplated thereby, or (b) either individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect.
4.6Compliance with Laws. No Loan Party (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No inventory has been produced in violation of the Fair Labor Standards Act of 1938. Without limiting the foregoing, to the knowledge of each Loan Party, no Loan Party is subject to any pending or threatened investigation, inquiry, enforcement action, warning letter, Form FDA 483 observation, recall, import alert, seizure, injunction, consent decree, or other material notice, action or proceeding before the U.S. Food and Drug Administration with respect to any Loan Party’s products or any approval, clearance, registration, authorization or submission relating thereto.

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4.7No Material Adverse Effect. All historical financial statements relating to each Loan Party that have been delivered by a Loan Party to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of such Loan Party as of the date thereof and results of operations for the period then ended. Since December 31, 2025, no event, circumstance, or change has occurred that has or could reasonably be expected to have a Material Adverse Effect.
4.8Solvency. Each Loan Party is Solvent.
4.9Environmental Condition. Except as set forth on Schedule 4.9, each Loan Party and its Subsidiaries are in compliance in all material respects with all applicable Federal, State and local environmental, hazardous waste, health and safety statutes, and any rules or regulations related to such statutes, which govern or affect the operations or properties of such Loan Party and its Subsidiaries. None of the operations of any Loan Party or its Subsidiaries is the subject of any Federal, State or local investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. No Loan Party has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.
4.10Complete Disclosure; Projections. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about each Loan Party) furnished by or on behalf of any Loan Party in writing to Lender in connection with any Loan Document, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about any Loan Party) hereafter furnished by or on behalf of a Loan Party in writing to Lender will be true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. Projections delivered to Lender represent the good faith estimate of each Loan Party, on the date such Projections are delivered, of the future performance of such Loan Party for the periods covered thereby based upon assumptions believed by such Loan Party to be reasonable at the time of the delivery thereof to Lender (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of a Loan Party, and no assurances can be given that such Projections will be realized).
4.11Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party required to be filed by it have been timely filed, and all taxes shown on such tax returns to be due and payable and all other taxes upon a Loan Party and upon its assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party has made adequate provision in accordance with GAAP for all taxes not yet due and payable. To the knowledge of any Loan Party, there is no proposed tax assessment against a Loan Party that is not being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding), and adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor.
4.12Margin Stock; Investment Company Act, Etc. No Loan Party owns any Margin Stock or engages principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other Federal or State statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.13OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Patriot Act. (a) No member of the Loan Party Group is a Sanctioned Target or is owned or controlled by, or is acting on behalf of, a Sanctioned Target, (b) each member of the Loan Party Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws, and (c) to the knowledge of any Loan Party, no member of the Loan Party Group is under investigation by a Governmental Authority for non-compliance with Sanction(s), Anti-Money Laundering Laws or Anti-Corruption Laws. As of the Closing Date, the information included in the certification regarding beneficial ownership as required by

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31 C.F.R. §1010.230 received by Lender from any Loan Party that is a “legal entity customer” as defined in such regulation, is true and correct in all respects.
4.14Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, and (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party that could reasonably be expected to result in a material liability. Except as described on Schedule 4.14, no Loan Party is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar State law, which remains unpaid or unsatisfied.
4.15ERISA. No Loan Party, nor any of its Subsidiaries, nor any of its ERISA Affiliates, maintains or contributes to any Benefit Plan.
4.16Capitalization and Subsidiaries. Schedule 4.16 sets forth (a) a correct and complete list of the name and entity type of each Subsidiary of each Loan Party and each such Subsidiary’s relationship to each Loan Party, and (b) a true and complete list of each class of the authorized Equity Interests of each Loan Party, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 4.16.
4.17Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
5.AFFIRMATIVE COVENANTS
Unless otherwise hereafter agreed in writing by Lender:
5.1Financial Statements; Borrowing Base Certificate; Other Information. Each Loan Party (a) will deliver to Lender each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) will maintain a system of accounting that enables each Loan Party to produce financial statements in accordance with GAAP, and (c) will (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and will only make material modifications thereto with notice to, and with the consent of, Lender.
5.2Notices of Material Events. A Loan Party will promptly (but in any event within three Business Days) notify Lender in writing of: (a) any event, condition or circumstance that, with the giving of notice, the passage of time, or both, would be an Event of Default or the occurrence of any Event of Default, (b) any matter that has, or could reasonably be expected to have, a Material Adverse Effect, (c) any breach of Section 4.13 or Section 6.11, (d) any dispute, litigation, investigation, proceeding or suspension between a Loan Party and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting a Loan Party, (e) any material change in accounting policies or financial reporting practices of a Loan Party, (f) any change in the senior executive officers of a Loan Party, (g) the discharge by a Loan Party of its independent accountants or any withdrawal or resignation by such accountants, (h) any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent, (i) the filing of any Lien for unpaid taxes against any Loan Party in excess of 50% of the Material Amount, (j) any termination or cancellation of insurance which a Loan Party is required to maintain under the Loan Documents (other than insurance which is replaced as of the date of termination or cancellation), or any loss, damage, or destruction to, or commencement of any action or proceeding for the taking under eminent domain, condemnation or similar proceeding, of Collateral in the amount of 50% of the Material Amount or more, whether or not covered by insurance, (k) any dispute or claims by any customers of a Loan Party exceeding 50% of the Material Amount individually or in the aggregate during any fiscal year or any inventory returned to or recovered by a Loan Party outside of the ordinary course of business with a fair market value that exceeds 50% of the Material Amount individually or in the aggregate, and (l) any transaction occurring after the Closing Date consisting of: (i) the incurrence of Material Indebtedness, (ii) the making of any Permitted Investments in excess of 50% of the Material Amount, and (iii) mergers or acquisitions permitted under Section 6.3; provided, that each such notice under these clauses (i), (ii) and (iii) will be received by Lender not less than ten Business Days prior thereto, together with such other information with respect thereto as Lender may reasonably request. Each notice pursuant to this Section will be accompanied by a statement of an Authorized Person of a

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Loan Party setting forth details of the occurrence referred to therein and stating what action each Loan Party has taken and proposes to take with respect thereto.
5.3Existence. Each Loan Party will preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to have a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
5.4Maintenance of Properties. Each Loan Party will maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted. Without limiting the foregoing, Borrower represents and warrants that it is current in all material respects with all maintenance, updates, security patches, bug fixes, support requirements, license renewals, and other measures necessary to maintain the operability, security, and ordinary course functionality of its Owlet Dream App or any other proprietary application.
5.5Taxes. Each Loan Party will pay in full before delinquency or before the expiration of any extension period all taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises (including taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or subsequently imposed by any Governmental Authority and all related interest, penalties or similar liabilities), except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) such liabilities would not exceed the Material Amount and none of the Collateral would become subject to forfeiture or loss; provided, that each Loan Party will make timely payment or deposit of all withholding taxes and other payroll taxes to the appropriate Governmental Authority as and when claimed to be due, notwithstanding the foregoing exceptions, and will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that such Loan Party has made such payments or deposits.
5.6Insurance.
(a)Each Loan Party will maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, and (b) all insurance required pursuant to the Loan Documents. Each Loan Party will from time to time upon Lender’s request furnish to Lender correct and complete copies of any insurance policies and such other information in reasonable detail as to the insurance so maintained as Lender may request.
(b)If any Loan Party or its Subsidiaries fails to maintain such insurance and/or fails to provide Lender with satisfactory evidence thereof, Lender may purchase insurance at Borrowers’ expense to protect Lender’s interests (“Lender Insurance”), and the costs for such Lender Insurance (including the insurance premium, interest, and any other charges that may be imposed with the placement of such Lender Insurance, until the effective date of the cancellation or expiration of such Lender Insurance) shall be due and payable by Borrowers on demand, and may be added to Borrowers’ total outstanding Obligations. Such Lender Insurance may not protect the Loan Parties’ interests or claims. Borrowers may later cancel any Lender Insurance, but only after providing Lender with evidence that Borrowers have obtained the insurance coverage required by this Agreement. The costs of the Lender Insurance may be considerably more expensive than the cost of insurance Borrowers may be able to obtain on their own. Notwithstanding any of the foregoing, there shall be no responsibility on Lender’s part for obtaining any insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.
5.7Field Examinations; Appraisals. Upon the request of Lender after reasonable prior notice to any Borrower, each Borrower will permit Lender or a firm engaged by Lender for such purpose to (a) conduct field examinations, including with respect to such Borrower’s practices in the calculation of the Borrowing Base and the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves; provided, that commencing after the Closing Date, (i) Lender shall not conduct, at the expense of a Borrower, more than (A) one (1) field examination in any 12 month period so long as Excess Availability during such 12 month period is at all times not less than 20% of the Maximum Credit, or (B) two (2) field examinations in any 12 month

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period if Excess Availability during such 12 month period is at any time less than such amount, (ii) Lender may conduct, at the expense of a Borrower, such other field examinations as Lender may request at any time as may be required by law or regulation or when an Event of Default exists, and (iii) Lender may conduct additional field examinations at any time at its own expense, and (b) conduct appraisals of the Collateral in form, scope and methodology acceptable to Lender; provided, that (i) Lender shall not conduct, at the expense of a Borrower, more than (A) one (1) appraisal of the inventory in any 12 month period so long as Excess Availability during such 12 month period is at all times not less than 20% of the Maximum Credit, or (B) two (2) appraisals in any 12 month period if Excess Availability during such 12 month period is at any time less than such amount, (ii) Lender may conduct, at the expense of a Borrower, such other appraisals as Lender may request at any time as required by law or regulation or when an Event of Default exists, and (iii) Lender may conduct additional appraisals at any time at its own expense. Upon the request of Lender, after reasonable prior notice to a Borrower when no Event of Default exists, as part of any field examination or at other reasonable times during normal business hours when no Event of Default exists or such other times as Lender may request otherwise, each Loan Party will permit representatives and other professionals (including investment bankers, consultants, accountants, and lawyers) engaged by Lender for such purpose to visit and inspect any of its properties and to discuss its affairs, business valuations, finances and accounts with its directors, officers, and accountants, at the expense of a Borrower.
5.8Compliance with Laws; OFAC; Sanctions, Etc. Each Loan Party will, subject to the terms below, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each other member of the Loan Party Group to, (a) comply with Sanctions, and (b) comply with Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects.
5.9Cash Management; Collection of Proceeds of Collateral.
(a)Each Loan Party will establish and maintain, at its expense, deposit accounts and cash management services of a type and on terms, and with the banks, set forth on Schedule 5.9 and, subject to Section 5.9(b), such other banks as a Loan Party may hereafter select (such other banks, together with the banks set forth on Schedule 5.9, collectively, the “Cash Management Banks” and individually, a “Cash Management Bank”); provided, that the Loan Parties shall establish their primary depository and treasury management relationships with Wells Fargo or one or more of its Affiliates on or before the date that is 120 days after the Closing Date (or such longer period as Lender may agree) and will maintain such depository and treasury management relationships at all times during the term of this Agreement, except as Lender may otherwise hereafter specifically agree in writing. Each Loan Party will deliver, or cause to be delivered to Lender, a Control Agreement with respect to each of its deposit accounts duly authorized, executed and delivered by each Cash Management Bank where a deposit account is maintained, such Loan Party and Lender; provided, that a Loan Party will not be required to deliver a Control Agreement with a Cash Management Bank as to any deposit account that is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the salaried employees of a Loan Party. Each Loan Party will direct all account debtors or other obligors in respect of any amounts payable to a Loan Party to make payment of all such amounts to a Collection Account and otherwise take all reasonable actions to cause such payments to be made to a Collection Account. Each Loan Party and its respective employees, agents and Affiliates will, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to, or proceeds of, accounts or other Collateral which come into its possession or under its control and promptly upon receipt thereof, will deposit or cause the same to be deposited in a Collection Account, or remit the same or cause the same to be remitted, in kind, to Lender. In no event will the same be commingled with a Loan Party’s own funds or the funds of any other Person. Without limiting any other rights or remedies of Lender, Lender may, at its option, instruct the depository bank at which the Collection Account is maintained to transfer all available funds received or deposited into the Collection Account to the Lender Payment Account at any time that a Cash Dominion Event exists. At all times that Lender shall have notified any depository bank to transfer funds from the Collection Account to the Lender Payment Account, all payments made to the Collection Account shall be treated as payments to Lender in respect of the Obligations and therefore shall constitute the property of Lender to the extent of the then outstanding Obligations.

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(b)So long as no Event of Default exists, upon not less than five Business Days’ prior written notice to Lender, a Loan Party may amend Schedule 5.9 to add or replace a deposit account or Cash Management Bank and will upon such addition or replacement provide to Lender an amended Schedule 5.9; provided, that (i) such prospective Cash Management Bank shall be satisfactory to Lender in its Permitted Discretion, and (ii) at or prior to the time of the opening of such deposit account a Loan Party and such prospective Cash Management Bank will have executed and delivered to Lender a Control Agreement. A Loan Party will close any of its deposit accounts (and establish replacement deposit accounts in accordance with the foregoing sentence) as promptly as practicable and in any event within 60 days after notice from Lender that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to deposit accounts or Lender’s liability under any Control Agreement with such Cash Management Bank is no longer satisfactory to Lender in its Permitted Discretion.
5.10Further Assurances. Without limiting the foregoing, each Loan Party will take such actions and execute and deliver to Lender such instruments and documents as Lender may from time to time request in its Permitted Discretion (including obtaining agreements from third parties) to create, maintain, perfect, establish, preserve and protect Lender’s Liens in the Collateral (and the priority thereof) and rights in the Collateral and to carry out the terms and conditions of the Loan Documents. Notwithstanding anything to the contrary contained herein, Lender shall not accept a Lien on Real Property from any Loan Party unless Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by applicable laws or as otherwise satisfactory to Lender and Lender shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary qualifies as a “legal entity customer” under 31 C.F.R. Section 1010.230, unless such Subsidiary has delivered a certification regarding beneficial ownership as required by such regulation in relation to such Subsidiary and Lender has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Lender.
5.11End of Fiscal Years; Fiscal Quarters. Each Loan Party will, for financial reporting purposes, cause its fiscal year to end on December 31 of each year, and fiscal quarters to end on the last day of each of March, June, September and December of each year.
5.12Costs and Expenses. Each Loan Party will pay to Lender at the time specified in Schedule 2.5 all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s rights in the Collateral, the Loan Documents and all other documents related thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect thereof (all of the foregoing being referred to herein collectively, as “Lender Expenses”), including: (a) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable), (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, together with Lender’s customary charges and fees with respect thereto, (c) costs and expenses of preserving and protecting the Collateral, (d) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the Liens of Lender in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of the Loan Documents or defending any claims made or threatened against Lender arising out of the transactions contemplated thereby (including preparations for and consultations concerning any such matters), (e) subject to the limitations set forth in Section 5.7, all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations and appraisals, plus a per diem charge at Lender’s then standard rate for Lender’s examiners in the field and office, and (f) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.
5.13Post-Closing. Each Loan Party hereby agrees to execute and deliver all documents and certificates, and to perform all obligations, set forth below on or prior to the applicable dates set forth below (as any such dates may be extended by Lender in its sole discretion). The failure to execute and deliver such documents and certificates or to perform such actions by the applicable date specified below shall constitute an immediate Event of Default hereunder.

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(a)Borrower shall use commercially reasonable efforts to deliver (or, cause to be delivered), within thirty (30) days from the Closing Date, a mortgagee waiver, landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, licensor, freight forwarder or other Person in possession of, having a Lien upon, or having rights or interests in the location of the books and records or inventory, in each case, in form and substance reasonably satisfactory to Lender, duly authorized, executed and delivered by the parties thereto, with respect to each location of the Loan Parties.
(b)Borrower shall deliver (or, cause to be delivered), within fifteen (15) days from the Closing Date, all lender’s loss payee, additional insured and any other endorsements required under the Loan Documents, in form and substance reasonably satisfactory to Lender in its Permitted Discretion.
(c)Borrower shall deliver (or, cause to be delivered), within fifteen (15) days from the Closing Date, Control Agreements with respect to each Borrower’s Deposit Accounts or securities accounts (other than any Deposit Account maintained at Citibank, N.A.), duly authorized, executed and delivered by each financial institution where such Deposit Accounts or securities accounts are maintained.
6.NEGATIVE COVENANTS
6.1Indebtedness. Each Loan Party will not create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2Liens. Each Loan Party will not create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3Restrictions on Fundamental Changes. Each Loan Party will not (a) enter into any merger, consolidation, reorganization, recapitalization, division or plan of division, or reclassify its Equity Interests, except for any merger between Loan Parties; provided, that a Borrower must be the surviving entity of any such merger to which it is a party, (b) form any Subsidiary or directly or indirectly, purchase or otherwise acquire all or substantially all of the assets of (or any division or business line of) any other Person, or 50% or more of any class of Equity Interests of any other Person, (c) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), (d) suspend or cease operating a substantial portion of its business, or (e) change its classification/status for U.S. Federal income tax purposes.
6.4Asset Dispositions. Each Loan Party will not convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), except for Permitted Dispositions and transactions permitted under Section 6.3.
6.5Nature of Business. Each Loan Party will not (a) engage in any business other than the business of such Loan Party on the Closing Date and any business reasonably related or ancillary to such business of such Loan Party on the Closing Date, or (b) acquire any properties or assets that are not reasonably related or ancillary thereto.
6.6Prepayments and Amendments. Each Loan Party will not:
(a)prepay, redeem, defease, purchase or otherwise acquire any Indebtedness of any Loan Party or make, directly or indirectly, any optional or voluntary prepayment in respect of any such Indebtedness, except for payments of: (i) the Obligations; (ii) obligations under Hedge Agreements; (iii) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness to the extent such sale or transfer is permitted hereunder; (iv) Indebtedness owing to another Loan Party; and (v) other Permitted Indebtedness in cash; provided, that as of the date of any such payment under this clause (v) and after giving effect thereto, each of the Payment Conditions is satisfied (and in the case of any Subordinated Indebtedness, in any event only to the extent permitted under the terms of the subordination thereof);
(b)directly or indirectly, amend, modify, or change any of the terms or provisions of:
(i)any agreement, instrument, document or other writing evidencing or concerning Permitted Indebtedness except (A) the Obligations in accordance with this Agreement, (B) obligations under Hedge Agreements, (C) Indebtedness permitted under clauses (c), (e) and (f) of the definition of Permitted Indebtedness, (D) Subordinated Indebtedness to the extent permitted under the

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subordination agreement with respect thereto, or (E) in the case of any other Material Indebtedness, after prior written notice to Lender, to amend or modify the terms thereof to forgive or cancel any portion of such Indebtedness (other than pursuant to payment thereof) or to reduce the interest rate or any fees in connection therewith, or to make the terms thereof less restrictive or burdensome to such Loan Party; or
(ii)the Governing Documents of any Loan Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Lender.
6.7Restricted Payments. Each Loan Party will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) a Loan Party may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Loan Party, (b) a Loan Party may make Restricted Payments pursuant to and in accordance with any management equity subscription agreement, employee agreement or stock option agreement or other agreement with such officer, director or employee or former officer, director or employee; provided, that the aggregate cash consideration paid for all such payments, repurchases or redemptions shall not in any fiscal year of such Loan Party exceed the Material Amount (it being understood that net settlement of equity compensation awards to cover related income tax liabilities does not constitute cash consideration for purposes of this proviso), (c) a Loan Party may make Permitted Tax Distributions, (d) a Loan Party may make a Restricted Payment to another Loan Party, and (e) a Loan Party may make other Restricted Payments not otherwise expressly provided for in this Section; provided, that as of the date of any such Restricted Payment and after giving effect thereto, each of the Payment Conditions is satisfied.
6.8Accounting Methods. Each Loan Party will not modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.9Investments. Each Loan Party will not, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10Transactions with Affiliates. Each Loan Party will not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of a Loan Party, except pursuant to the reasonable requirements of the business of such Loan Party and upon fair and reasonable terms no less favorable to such Loan Party than such Loan Party would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except for: (a) the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party, and any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party, in each case, in the ordinary course of business and consistent with past practice, (b) transactions among Loan Parties, and (c) Restricted Payments permitted under Section 6.7.
6.11Use of Proceeds. Each Loan Party will not use the proceeds of any Revolving Loans or Letter of Credit for any purpose other than (a) on the Closing Date, payments to each of the Persons listed in the disbursement direction letter furnished by a Borrower to Lender on or about the Closing Date and to pay the fees, costs and expenses in connection with the Loan Documents and the transactions contemplated thereby, and (b) thereafter, consistent with the terms hereof, for their lawful and permitted purposes; provided, that no part of the proceeds of the Revolving Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Each Loan Party will not, and will cause each other member of the Loan Party Group not to, directly or indirectly, use any of the Credit Facility to fund, finance or facilitate any activities, business or transactions that would be prohibited by (i) Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or (ii) Sanctions if conducted by Lender, or any other party hereto.
7.FINANCIAL COVENANT
7.1Minimum EBITDA . Borrowers shall maintain, as of the last day of any quarter, EBITDA not less than the amounts set forth in the table below under the heading “Minimum EBITDA” tested as of the last day of each month for the trailing twelve (12) month period then ended as set forth in the table below under the heading “Quarter Ending”:

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1.1Quarter Ending	1.1Minimum EBITDA
1.1March 31, 2026	$0
1.1June 30, 2026	$1,000,000
1.1September 30, 2026	$1,000,000
1.1December 31, 2026	$1,500,000
1.1March 31, 2027	$1,500,000
1.1June 30, 2027	$1,500,000
1.1September 30, 2027	$1,500,000
1.1December 31, 2027 and the last day of each quarter thereafter	$2,000,000
7.2
7.3Minimum Liquidity. Borrowers shall maintain, at all times, Liquidity of not less than $7,500,000, tested as of the last day of each month.
8.EVENTS OF DEFAULT AND REMEDIES
8.1Events of Default. The occurrence of any of the following will constitute an “Event of Default” under any Loan Document:
(a)Payments. A Borrower (i) fails to make any payment of principal or interest hereunder when due, or (ii) fails to pay fees, Lender Expenses or any of the other Obligations within three Business Days after the due date thereof.
(b)Covenants. (i) a Loan Party fails to perform any of the covenants contained in Sections 3, 5.1, 5.2, 5.3, 5.6, 5.8, 5.9, 6 and 7, or (ii) a Loan Party fails to perform any of the terms, covenants, conditions or provisions contained in any Loan Document other than those otherwise described in this Section 8 and such failure shall continue for 30 days; provided, that such 30 day period shall not apply in the case of any failure to observe any such covenant which is not capable of being cured at all; provided, further, that if the default cannot by its nature be cured within such 30 day period or cannot after diligent attempts by Borrower be cured within such 30 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed fifteen (15) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Revolving Loans will be made during such period.
(c)Judgments. One or more judgments, orders, or awards for the payment of money in excess of the Material Amount in any one case or in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied or disputed coverage) is entered or filed against a Loan Party, or with respect to any of its assets, shall remain undischarged or unvacated for a period in excess of 30 days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against a Loan Party or any of the Collateral having a value in excess of the Material Amount in any one case or in the aggregate.
(d)Voluntary Bankruptcy, Involuntary Bankruptcy, Etc. (i) An Insolvency Proceeding is commenced by a Loan Party, or (ii) an Insolvency Proceeding is commenced against a Loan Party or all

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or any part of its properties and such petition or application is not dismissed within 60 days after the date of its filing or such Loan Party shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner.
(e)Default Under Other Agreements. Any default in respect of any Material Indebtedness, which default continues for more than the applicable cure period, if any, with respect thereto, or the subordination provisions contained in any agreement related to any Subordinated Indebtedness shall cease to be in full force and effect or to give Lender the rights purported to be created thereby.
(f)Representations, Etc. Any warranty, representation, certificate, statement, or record made in any Loan Document or delivered in writing to Lender in connection with any Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect) as of the date of issuance or making or deemed making thereof.
(g)Guaranty. If the obligation of any Loan Party under a Guaranty, or other Person under any guaranty of any Obligations, is limited or terminated by operation of law or by such Loan Party or other Person (other than in accordance with the terms of any Loan Document) or any Loan Party or such other Person repudiates or revokes or purports to repudiate or revoke such Guaranty or any such guaranty.
(h)Loan Documents. (i) The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Lender) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability of any Loan Document, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document, or (ii) any Loan Document that purports to create a Lien shall, for any reason (other than solely as the result of an action or failure to act on the part of Lender), fail or cease to create a valid and perfected and (except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien on the Collateral covered thereby, except (A) as a result of a disposition of the applicable Collateral in a transaction permitted under any Loan Document, or (B) as the result of an action or failure to act on the part of Lender.
(i)Change of Control. A Change of Control shall occur, whether directly or indirectly.
8.2Remedies.
(a)At any time an Event of Default exists, Lender shall have any and all rights and remedies provided in any Loan Document, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by a Loan Party, except as such notice or consent is expressly provided for under any applicable Loan Document or required by applicable law. All rights, remedies and powers granted to Lender under any Loan Document, the UCC or other applicable law are cumulative, are not exclusive and are enforceable, in Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by a Loan Party of any Loan Document. Lender may, at any time, an Event of Default exists, proceed directly against one or more Loan Party to collect the Obligations without prior recourse to the Collateral.
(b)Without limiting the generality of the foregoing, at any time an Event of Default exists, Lender may (i) accelerate the payment of all or any portion of the Obligations and demand immediate payment thereof to Lender (provided, that upon the occurrence of any Event of Default described in Section 8.1(d), all Obligations shall automatically become immediately due and payable), (ii) by written notice to a Loan Party, require Loan Parties to provide cash collateral in an amount equal to 105% of the Letter of Credit Usage, (iii) terminate the Commitment (provided, that upon the occurrence of any Event of Default described in Section 8.1(d), the Commitment and any other obligation of Lender under any Loan Document shall automatically terminate), (iv) cease making Revolving Loans or providing Letters of Credit or reduce the lending formulas or amounts of Revolving Loans, or (v) establish such Reserves as

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Lender determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.
9.NOTICES, AMENDMENTS, WAIVERS, INDEMNIFICATION, ETC.
9.1Demand; Protest; Counterclaims, Etc. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which any Loan Party may in any way be liable. No notice to or demand on a Loan Party which Lender may elect to give shall entitle a Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to any Loan Document, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.
9.2Indemnification. Each Loan Party shall pay, indemnify, defend, and hold Lender and its Affiliates, officers, directors, employees, attorneys, and agents (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of any Loan Document, or the transactions contemplated thereby, (b) with respect to any actual or prospective investigation, litigation, or proceeding related to any Loan Document, the making of any Revolving Loans or issuance of any Letter of Credit or the use of the proceeds of any Revolving Loan or Letter of Credit (whether or not any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of hazardous materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or otherwise related to compliance with applicable environmental laws (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Loan Party shall have any obligation to any Indemnified Person under this Section with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by each Loan Party with respect thereto. THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON (OTHER THAN ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).
9.3Notices. Unless otherwise provided in this Agreement, all notices or demands relating to any Loan Document shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith). In the case of notices or demands to any Loan Party or Lender, as the case may be, they shall be sent to the address set forth next to its signature hereto. Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment

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from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
9.4Assignments; Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Loan Party may assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release any Loan Party from its Obligations. Lender may assign the Loan Documents in whole or in part and its rights and duties thereunder or grant participations in the Obligations and no consent or approval by any Loan Party is required in connection with any such assignment or participation.
9.5Amendments; Waivers. No amendment or modification of any Loan Document shall be effective unless it has been agreed to by Lender and Borrower in a writing that specifically states that it is intended to amend or modify such Loan Document. No failure by Lender to exercise any right, remedy, or option under any Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by any Loan Party of any provision of any Loan Document. Lender’s rights under the Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.
10.JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW.
10.1GOVERNING LAW. THE VALIDITY OF THE LOAN DOCUMENTS (UNLESS EXPRESSLY OTHERWISE PROVIDED THEREIN), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT THEREOF, THE RIGHTS OF THE PARTIES THERETO WITH RESPECT TO ALL MATTERS ARISING THEREUNDER OR RELATED THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING THEREUNDER OR RELATED THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS. NOTWITHSTANDING THE FOREGOING, SOLELY FOR PURPOSES OF SECTION 5.6(b) AND ANY RELATED STATE NOTICE REQUIREMENTS, THE PARTIES HERETO AGREE: (A) FOR REAL PROPERTY COLLATERAL (INCLUSIVE OF ANY FIXTURES), THE LAWS OF THE STATE WHERE THE REAL PROPERTY COLLATERAL IS LOCATED SHALL APPLY; AND (B) FOR ALL COLLATERAL OTHER THAN REAL PROPERTY COLLATERAL, THE LAWS OF THE STATE OF ORGANIZATION OF THE ADMINISTRATIVE BORROWER SHALL APPLY.
10.2FORUM NON CONVENIENS. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THE LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.
10.3WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH LOAN PARTY AND LENDER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.4SUBMISSION TO JURISDICTION. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF

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THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF COOK AND THE STATE OF ILLINOIS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN ANY LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO ANY LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
10.5WAIVER OF CLAIMS. NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY ANY LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
11.GENERAL PROVISIONS
11.1Effectiveness; Section Headings; Severability. This Agreement shall be binding and deemed effective when executed by each Loan Party and Lender whose signature is provided for on the signature pages hereof. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
11.2Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Lender reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.
11.3Patriot Act. Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies each Person or corporation who opens an account or enters into a business relationship with it, which information includes the name and address of such Loan Party and other information that will allow Lender to identify such Person in accordance with the Patriot Act and any other applicable law. Each Loan Party is hereby advised that any Revolving Loans or Letters of Credit are subject to satisfactory results of such verification. Lender shall have the right to periodically conduct due diligence on each Loan Party, its senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Lender shall constitute Lender Expenses for which Lender is entitled to reimbursement as provided herein and be for the account of Borrowers.
11.4Integration. The Loan Documents reflect the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the Closing Date. The foregoing to the contrary notwithstanding, all agreements for Bank Products, if any, are independent agreements governed by the written provisions of the agreements for them, which will remain in full force and effect, unaffected by any repayment,

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prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such agreement.
11.5Disclosure. Lender may disclose information concerning the terms and conditions of the Loan Documents in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Loan Party and the Commitment provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Lender.
11.6Owlet as Agent for Borrowers. Each Loan Party hereby irrevocably appoints Owlet Baby as the borrowing agent and attorney-in-fact for all Loan Parties (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Loan Party that such appointment has been revoked and that another Loan Party has been appointed Administrative Borrower. Each Loan Party hereby irrevocably appoints and authorizes Administrative Borrower (a) to provide Lender with all notices with respect to Revolving Loans, Letters of Credit and all other notices and instructions under the Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Loan Parties hereunder and shall bind each Loan Party), (b) to receive all notices, instructions and other information from Lender (and any notice, instructions or other information provided by Lender to Administrative Borrower shall be deemed to have been given to each Loan Party), and (c) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Loan Party agrees that the handling of the Credit Facility, with Loan Parties and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Loan Parties in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Loan Party as a result hereof. Each Loan Party expects to derive benefit, directly or indirectly, from the handling of the Credit Facility, with Loan Parties and Collateral in a combined fashion, since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group. Each Loan Party hereby agrees to indemnify Lender and hold Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Loan Party or by any third-party whosoever, arising from or incurred by reason of (i) the handling of the Credit Facility as herein provided, or (ii) Lender relying on any instructions of Administrative Borrower. This Section shall survive the termination of this Agreement and the payment in full of the Obligations.
11.7Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

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The parties have caused this Agreement to be executed as of the date on page 1.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Lauren Dynarski
Name: Lauren Dynarski
Title: Authorized Signatory

Address for Lender:
Wells Fargo Bank, National Association
70 S. 7th Street, 12th Floor
Minneapolis, MN 55402-3903
Attention: Bryce Haugrud
Email: Bryce.Haugrud@wellsfargo.com

OWLET BABY CARE, INC.

By: /s/ Amanda Twede Crawford
Name: Amanda Twede Crawford
Title: Chief Financial Officer

OWLET, INC.

By: /s/ Amanda Twede Crawford
Name: Amanda Twede Crawford
Title: Chief Financial Officer

Address for Borrower:
c/o Owlet Baby Care, Inc.
2940 West Maple Loop Drive, Suite 203
Lehi, UT 84043
Attention: Amanda Twede Crawford
Email: acrawford@owletcare.com

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SCHEDULE 1.1(a)
TO
CREDIT AGREEMENT
Definition of Eligible Accounts
“Eligible Accounts” means accounts created by a Borrower in the ordinary course of its business that arise out of such Borrower’s sale of goods or rendition of services that in each case at the time of creation and at all times thereafter satisfy the criteria set forth below as determined by Lender in its Permitted Discretion. Except as otherwise agreed by Lender, Eligible Accounts shall not include the following:
(a)accounts that the account debtor has failed to pay within 90 days of original invoice date or 60 days of due date;
(b)accounts owed by an account debtor (or its Affiliates) where 50% or more of all accounts owed by that account debtor (or its Affiliates) are deemed ineligible under clause (a) above;
(c)accounts with selling terms of more than 90 days;
(d)accounts with respect to which the account debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower;
(e)accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the account debtor may be conditional, or (ii) with respect to which the payment terms are “C.O.D.”, cash on delivery or other similar terms;
(f)accounts that are not payable in Dollars;
(g)accounts with respect to which the account debtor either (i) does not maintain its chief executive office in the United States or Canada (or such other jurisdiction(s) that are acceptable to Lender in its sole discretion, on a case by case basis), (ii) is not organized under the laws of the United States or Canada or any State or province thereof (or such other jurisdiction(s) that are acceptable to Lender in its sole discretion, on a case by case basis), or (iii) is the government of any foreign country or sovereign state, or of any State, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; provided, that with respect to the preceding subclauses (i) and (ii), accounts owed by Amazon UK shall not be deemed ineligible due to Amazon UK not maintaining its chief executive office in the United States or Canada, and not being organized under the laws of the United States or Canada or any State or province thereof,
(h)accounts with respect to which the account debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Lender, with the Assignment of Claims Act, 31 USC §3727), or (ii) any State of the United States or any other Governmental Authority;
(i)accounts with respect to which the account debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the account, to the extent of such claim, right of recoupment or setoff, or dispute;
(j)accounts with respect to an account debtor whose Eligible Accounts owing to Borrowers exceed 25% (or, solely with respect to Accounts owing from Amazon.com Inc., 50%) (such percentages, as applied to a particular account debtor, being subject to reduction by Lender in its Permitted Discretion if the creditworthiness of such account debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such account debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing
Schedule 1.1(a)-1
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percentage shall be determined by Lender based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;
(k)accounts with respect to which the account debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Loan Party or Lender has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such account debtor;
(l)accounts, the collection of which, Lender, in its Permitted Discretion, believes to be doubtful, including by reason of the account debtor’s financial condition;
(m)accounts that are not subject to a valid and perfected first priority Lender’s Lien;
(n)accounts with respect to which (i) the goods giving rise to such account have not been shipped and billed to the account debtor, or (ii) the services giving rise to such account have not been performed and billed to the account debtor;
(o)accounts with respect to which the account debtor is a Sanctioned Target;
(p)accounts (i) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or (ii) that represent credit card sales; or
(q)accounts that do not comply with the representations and warranties in the Loan Documents with respect to Eligible Accounts.
In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, and rebates.
Schedule 1.1(a)-2
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SCHEDULE 1.1(b)
TO
CREDIT AGREEMENT
Definition of Eligible Inventory
“Eligible Inventory” means inventory of a Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower that at all times satisfy the criteria set forth below as determined by Lender in its Permitted Discretion. Except as otherwise agreed by Lender, any inventory shall not be included in Eligible Inventory if:
(a)a Borrower does not have good, valid, and marketable title thereto;
(b)a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower);
(c)it is not located at one of the locations in the continental United States set forth on the schedule of locations to the Security Agreement, as supplemented in accordance with the terms thereof;
(d)it is stored at locations holding less than $100,000 of the aggregate value of such Borrower’s inventory;
(e)it is (I) in-transit to or from a location of a Loan Party set forth on the schedule of locations to the Security Agreement (other than in-transit from one location of a Loan Party set forth on such schedule of locations to another location of a Loan Party set forth on such schedule), or (II) located in an FTZ unless Lender has established a Reserve in respect of FTZ Fees and related costs that may be required by any Governmental Authority to be paid with respect to such Inventory;
(f)it is located on Real Property leased by a Borrower or in a contract warehouse or with a bailee, in each case, unless either, at Lender’s option, (A) it is subject to an agreement with the owner and lessor of such Real Property, such warehouseman or bailee, in each case, in form and substance reasonably satisfactory to Lender executed by the owner and lessor, warehouseman or bailee, as the case may be, or (B) Lender has established a Reserve with respect to amounts payable to the owner and lessor of such premises or warehouse or bailee in an amount not less than three months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location;
(g)it is the subject of a bill of lading or other document of title;
(h)it is not subject to a valid and perfected first priority security interest of Lender;
(i)it consists of goods returned or rejected by a Borrower’s customers due to defects or any other reason that would make such goods not fit for sale to customers, other than goods or Inventory that were returned in their original packaging and are able to be immediately placed back into circulation for resale;
(j)it consists of goods that are obsolete, slow moving (consisting of any type or category of inventory at any time in excess of the amount of such type or category sold in the immediately preceding twelve month period), spoiled or are otherwise past the stated expiration, “sell-by” or “use by” date applicable thereto, restrictive or custom items or items otherwise manufactured in accordance with customer-specific requirements, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in the business of a Borrower, bill and hold goods, defective goods, “seconds,” or inventory acquired on consignment;
Schedule 1.1(b)-1
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(k)it is subject to third-party intellectual property, licensing or other proprietary rights, unless Lender is satisfied in its Permitted Discretion that such inventory can be freely sold by Lender on and after the occurrence of an Event of Default despite such third-party rights; or
(l)it does not comply with the representations and warranties in the Loan Documents with respect to Eligible Inventory.
Notwithstanding anything to the contrary in any Loan Document, the aggregate amount of Eligible In-Transit Inventory included in the Borrowing Base at any time shall not exceed $4,000,000.

Schedule 1.1(b)-2
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SCHEDULE 1.1(c)
TO
CREDIT AGREEMENT
List of Freight Forwarders
-Flexport International LLC; Flexport Customs LLC
o760 Market St. 8th Floor, San Francisco, CA 94102
-Mainfreight, Inc.
o10701 Franklin Ave, Suite 100, Franklin Park, IL 60131

Schedule 1.1(c)
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SCHEDULE 2.5
TO
CREDIT AGREEMENT
Fees and Expenses
1.Unused Line Fee. Borrowers shall pay to Lender monthly an unused line fee at the applicable rate (on a per annum basis) determined as provided below multiplied by the amount by which the Maximum Credit as then in effect exceeds the daily average of the principal balance of the outstanding Revolving Loans and the Letters of Credit during the immediately preceding month (or part thereof) until payment in full of the Obligations. Such fees shall be payable on the first day of each calendar month in arrears and on the Termination Date. The rate shall be the percentage set forth in the following table that corresponds to the daily average of the principal balance of the Revolving Loans for the most recently completed calendar month:

Tier	Monthly Average Revolving Loans	Unused Line Fee
1	Greater than or equal to 50% of the Maximum Credit	0.25%
2	Less than 50% of the Maximum Credit	0.375%
provided, that (i) the rate shall be calculated and established once each calendar month and shall remain in effect until adjusted for the next calendar month, (ii) each adjustment of the rate shall be effective as of the first day of each such calendar month based on the daily average of the principal balance of the outstanding Revolving Loans during the immediately preceding month, and (iii) notwithstanding anything to the contrary contained herein, for the period from the Closing Date until the last day of the first full calendar month immediately following the Closing Date, the rate shall be based on the applicable percentage set forth in Tier 2.
2.Collateral Monitoring Fee. Borrowers shall pay to Lender a monthly collateral monitoring fee in the amount of $500 in respect of Lender’s services for each month (or part thereof) which servicing fee shall be payable monthly in advance beginning on the Closing Date and on the first day of each month thereafter until payment in full of the Obligations.
3.Closing Fee. Borrowers shall pay to Lender a closing fee in an amount equal to $62,500. The entire closing fee shall be deemed fully earned by Lender and shall be due and payable in full on the Closing Date.
4.Increase Fee. Upon increase to the Maximum Credit in accordance with Section 2.12 of this Agreement, Borrowers shall pay to Lender an increase fee equal to 0.25% multiplied by the amount of such increase, each of which shall be fully earned, due and payable on the date of such increase.
5.Letter of Credit Fees.
(a)Borrowers shall pay to Lender a Letter of Credit fee at a rate equal to the Applicable Margin applicable to SOFR Loans times the daily balance of the undrawn amount of all outstanding Letters of Credit (calculated on the basis of a 360-day year and the actual number of days elapsed), payable monthly in arrears on the first Business Day of each month and on the Termination Date and continuing until all undrawn Letters of Credit have expired or have been returned for cancellation in a manner satisfactory to Lender. All fees upon the occurrence of any other activity with respect to any Letter of Credit (including the issuance, transfer, amendment, extension or cancellation of any Letter of
Schedule 2.5
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Credit and honoring of draws under any Letter of Credit) will be determined in accordance with Lender’s standard fees and charges then in effect.
(b)Borrowers shall also pay to Lender a fronting fee equal to 0.125% per annum times the average amount of the Letter of Credit Usage during the immediately preceding month (or portion thereof), payable monthly in arrears on the first Business Day of each month and on the Termination Date and continuing until all undrawn Letters of Credit have expired or have been returned for cancellation in a manner satisfactory to Lender.
6.Lender Expenses. Borrowers shall pay to Lender the Lender Expenses on the earlier of (a) the first day of the month following the date on which the applicable Lender Expenses were first incurred, or (b) the date on which demand therefor is made by Lender (it being acknowledged and agreed that any charging of such costs, expenses or Lender Expenses to the Loan Account shall be deemed to constitute a demand for payment thereof for the purposes hereof). Borrowers agree that their obligations contained in this Section shall survive payment in full of all other Obligations.

Schedule 2.5
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SCHEDULE 2.7
TO
CREDIT AGREEMENT
SOFR Replacement
Defined terms used in this Schedule 2.7 that are not otherwise defined in this Agreement are set forth at the end of this Schedule 2.7.
1.Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Lender may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. on the fifth Business Day after Lender has provided such amendment to Administrative Borrower without any further action or consent of any Loan Party.
2.Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any Loan Party.
3.Notices; Standards for Decisions and Determinations. Lender will promptly notify Administrative Borrower of (a) the implementation of any Benchmark Replacement and (b) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Lender pursuant to this Schedule 2.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Lender’s sole discretion and without consent from any Loan Party, except, in each case, as expressly required pursuant to this Schedule 2.7.
4.Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Lender may (a) declare that SOFR Loans will not thereafter be made by Lender, such that any request for a SOFR Loan from Lender shall be deemed to be a request for a Base Rate Loan, and (b) require that all outstanding SOFR Loans made by Lender be converted to Base Rate Loans immediately, in which event all outstanding SOFR Loans shall be so converted and shall bear interest at the Base Rate in effect from time to time, plus the Applicable Margin. The Base Rate in effect from time to time plus the Applicable Margin shall replace the then-current Benchmark for any determination of interest hereunder or under any other Loan Document during a Benchmark Unavailability Period.
5.Certain Defined Terms. As used in this Schedule 2.7:
“Benchmark” means, initially, Daily Simple SOFR; provided, that if a Benchmark Transition Event, has occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Schedule 2.7.
“Benchmark Administrator” means, initially, the Federal Reserve Bank of New York, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.
“Benchmark Replacement” means the sum of: (a) the alternate rate of interest that has been selected by Lender as the replacement for the then-current Benchmark; and (b) the spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value
Schedule 2.7-1
8883384.8

or zero) that has been selected by Lender, in each case, giving due consideration to (i) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; provided, that if the Benchmark Replacement as determined as provided above would be less than zero, then the Benchmark Replacement shall be deemed to be zero.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest, prepayment provisions, and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein, and (ii) the date on which the Benchmark Administrator permanently or indefinitely ceases to provide the Benchmark; or
(b)in the case of clause (b) of the definition of “Benchmark Transition Event”, the first date on which the Benchmark has been determined and announced by the regulatory supervisor for the Benchmark Administrator to be no longer representative of underlying markets; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (b) and even if the Benchmark continues to be provided on such date.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (a) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely, or (b) the Benchmark is no longer representative.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the Benchmark has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Benchmark for all purposes hereunder in accordance with this Schedule 2.7, and (b) ending at the time that a Benchmark Replacement has replaced the Benchmark for all purposes hereunder pursuant to this Schedule 2.7.
Schedule 2.7-2
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“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

Schedule 2.7-3
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SCHEDULE 3.1
TO
CREDIT AGREEMENT
Conditions Precedent to Initial Revolving Loans and Letter of Credit
The obligation of Lender to make its initial Revolving Loans (or issue any Letter of Credit) on the Closing Date is subject to the satisfaction of the conditions precedent to all Revolving Loans and Letters of Credit provided for in Section 3.2 and each of the following conditions precedent (except as Lender may otherwise agree in writing):
1.Closing Excess Availability. The amount equal to (a) the Excess Availability as of the Closing Date, minus (b) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of each Borrower which are outstanding more than 60 days past due as of the end of the immediately preceding month (other than trade payables or other obligations being contested or disputed by a Borrower in good faith) and without duplication, all book overdrafts of Borrowers, shall be not less than $5,000,000 after giving effect to the initial Revolving Loans and Letters of Credit made in connection with the initial transactions hereunder and after payment of all fees and expenses payable on the Closing Date (or any Reserves in respect thereof).
2.Field Examination. Lender shall have conducted, or received the final report of a firm engaged by Lender to conduct, a field examination of the Collateral, the books and records and other matters relating to the operation of the business of Borrowers, the results of which are reasonably satisfactory to Lender, and Lender (or a firm engaged by Lender for such purpose) shall have completed an updated field review of the books and records of Borrowers and such other updated information with respect to the accounts and inventory as Lender may require to determine the amount of Revolving Loans available to Borrowers (including roll-forwards of accounts), with results as of a date not more than five Business Days prior to the Closing Date (or such earlier date as may be acceptable to Lender), the results of which shall be reasonably satisfactory to Lender.
3.Appraisals. Lender shall have received (a) the final report of third-party appraisals with respect to inventory of Borrowers, in form and containing assumptions and appraisal methods reasonably satisfactory to Lender by an appraiser acceptable to Lender and (b) the IP Appraisal, addressed to Lender and on which Lender is expressly permitted to rely, with results as of a date not more than 30 days prior to the Closing Date (or such earlier date as may be acceptable to Lender).
4.Know Your Customer; Patriot Act. Lender shall have received at least ten Business Days prior to the Closing Date (a) all documentation and information as is requested by Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, (b) customary individual background searches for each Loan Party’s senior management and key principals, and (c) for each Loan Party that qualifies as a “legal entity customer” under 31 C.F.R. §1010.230, a certification in form and substance reasonably satisfactory to Lender regarding beneficial ownership as required by such regulation and in the case of (a), (b) and (c),which certification shall be complete and accurate in all respects, and the results of which are reasonably satisfactory to Lender.
5.Financial Statements. Lender shall have received at least 10 Business Days (or such later date as Lender may agree) prior to the Closing Date: (a) audited financial statements of Borrowers for each of the three fiscal years immediately preceding the Closing Date, and (b) interim unaudited financial statements of Borrowers as of the most recent month end that is 30 days prior to the Closing Date for the fiscal year to date since the last audited financial statements received by Lender.
6.Projections. Lender shall have received Projections, certified by an Authorized Person of a Borrower as complying with the requirements of this Agreement, set forth on a quarterly basis for the period through the end of the 2026 fiscal year and the 2027 fiscal year, in each case with the results and assumptions in such projections in form and substance reasonably satisfactory to Lender.
Schedule 3.1-1
8883384.8

7.Payment of Fees and Expenses. Lender shall have received payment of all fees due and payable by Borrowers on the Closing Date and reimbursement for all Lender Expenses incurred in connection with the transactions evidenced by any Loan Document invoiced or demanded on or before the Closing Date.
8.Legal Due Diligence. Lender and its counsel shall have completed all legal due diligence, the results of which shall be reasonably satisfactory to Lender.
9.Borrowing Base Certificate and Request. Lender shall have received a borrowing request and a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the month immediately preceding the Closing Date completed in a manner reasonably satisfactory to Lender and duly authorized and delivered by or on behalf of a Borrower to Lender (in accordance with the provisions of Schedule 5.2).
10.Good Standing Certificates. Lender shall have received a certificate of status with respect to each Loan Party, dated within 30 days of the Closing Date (or such earlier date as is acceptable to Lender), issued by the appropriate officer of the jurisdiction of organization of such Loan Party and each other jurisdiction where the failure to be duly qualified or licensed would constitute a Material Adverse Effect, in each case which certificate shall indicate that such Loan Party is in good standing in such jurisdiction.
11.Certificate of Directors’ Resolutions, Incumbency, Etc. Lender shall have received a certificate of an Authorized Person of a Borrower, in form and substance reasonably satisfactory to it, certifying (a) that attached copies of the Governing Documents of each Loan Party are true and complete, and in full force and effect, without amendment except as shown; (b) that an attached copy of resolutions authorizing execution, delivery and performance of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Credit Facility; and (c) to the title, name and signature of each Person authorized to sign the Loan Documents.
12.Lien Searches. Lender shall have received the results of a recent Lien search in each jurisdiction where each Loan Party is organized and to the extent requested by Lender, where the assets of such Loan Party are located, and such search shall reveal no Liens on any of the assets of a Loan Party except for Permitted Liens or Liens to be discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to Lender.
13.Pay-Off Letter. Lender shall have received pay-off letters, in form and substance reasonably satisfactory to Lender, for all existing Indebtedness to be repaid from the proceeds of the initial Revolving Loans confirming that all Liens upon any of the assets of each Loan Party constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a letter of credit.
14.Pledged Equity Interests; Stock Powers; Pledged Notes. Lender shall have received (a) the original certificates representing Equity Interests pledged pursuant to any Loan Document, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (b) each original promissory note (if any) pledged to Lender pursuant to any Loan Document endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
15.Insurance. Lender shall have received certificates of insurance policies and such other evidence of insurance coverage in form, scope and substance reasonably satisfactory to Lender, and all lender’s loss payee and any other endorsements required under the Loan Documents, in form and substance reasonably satisfactory to Lender.
16.Tax Withholding. Lender shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.
Schedule 3.1-2
8883384.8

17.Perfected Security Interest. Lender shall have received (a) a letter duly executed by each Loan Party authorizing Lender to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests to be created by the Loan Documents, and (b) evidence that appropriate financing statements have been duly filed in such office or offices.
18.No Material Adverse Change. No material adverse change in the business, operations, profits, assets or prospects of a Loan Party shall have occurred since December 31, 2025.
19.Loan Documents. Lender shall have received the following documents, in form and substance reasonably satisfactory to Lender, duly executed and delivered, and each such document shall be in full force and effect and each Loan Party shall be in compliance with the terms thereof:
(a)this Agreement,
(b)the Security Agreement,
(c)the Guaranty by Loan Parties,
(d)the Control Agreements,
(e)the Loan Party Information Form,
(f)a disbursement letter executed and delivered by Borrowers to Lender regarding the extensions of credit to be made on the Closing Date, and
(g)opinion letters of counsel to Loan Parties with respect to the Loan Documents and such other matters as Lender may reasonably request.
20.The Closing Date shall have occurred on or before June 30, 2026.
12.
Schedule 3.1-3
8883384.8

SCHEDULE 4.5
TO
CREDIT AGREEMENT

Pending Litigation

1.Vargas v. Workman et al.

2.Butala v. Owlet Baby Care, Inc. et al.

13.

Schedule 4.5
8883384.8

SCHEDULE 4.9
TO
CREDIT AGREEMENT

Environmental Matters

None.

Schedule 4.9
8883384.8

SCHEDULE 4.14
TO
CREDIT AGREEMENT

Collective Bargaining Agreements, Etc.

None.

Schedule 4.14
8883384.8

SCHEDULE 4.16
TO
CREDIT AGREEMENT

Subsidiaries

Name of Subsidiary	Ownership Percentage	Record Owner
Owlet Baby Care, Inc.	100%	Owlet, Inc.
Schedule 3.1-1
8883384.8

SCHEDULE 5.1
TO
CREDIT AGREEMENT
Financial and Collateral Reporting
Each Loan Party will deliver, or cause to be delivered, to Lender each of the following:
1.Annual Financial Statement. As soon as available, but in any event within 120 days after the end of each fiscal year of Loan Parties, audited consolidated and consolidating (if applicable) balance sheet, income statement, statement of cash flow and statement of equity of Loan Parties as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and results of operations of such Loan Parties, together with a management discussion and analysis of such financial statements.
2.Monthly Financial Statements. As soon as available, but in any event within 30 days after the end of each fiscal month of Loan Parties, its consolidated and consolidating (if applicable) balance sheet, income statement, statement of cash flow and statement of equity as of the end of and for such fiscal month, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Loan Parties as of the end of and through such fiscal month, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, subject to normal year-end audit adjustments and the absence of footnotes.
3.Accountant’s Certificate. Concurrently with the delivery of the financial statements referred to in Section 1 above, the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which independent accounting firm will be selected by a Borrower and reasonably acceptable to Lender, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Loan Parties as of the end of and for the fiscal year then ended and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default, or if any such Event of Default shall exist, stating the nature and status of such event.
4.Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 1 and Section 2 above, a Compliance Certificate by or on behalf of a Borrower, along with a schedule in form reasonably satisfactory to Lender of the calculations used in determining, as of the end of such month, the ratio and amounts set forth in Section 7 of this Agreement for such month and a written summary of material changes in GAAP and in the consistent application thereof that materially affected the financial covenant calculations for the applicable period.
5.Annual Projections. As soon as available, but in any event no later than the end of, and no earlier than 30 days prior to the end of, each fiscal year of Loan Parties, Projections on a monthly basis for each month of the upcoming fiscal year in form reasonably satisfactory to Lender.
6.Borrowing Base Certificate. As soon as possible after the end of each calendar month (but in any event within 15 days after the end thereof), or more frequently as Lender may require at any time an Event of Default exists or Excess Availability shall be less than 20% of the Maximum Credit and thereafter (until such time as such Event of Default shall not exist for a period of 60 consecutive days or Excess Availability shall be greater than such amount for a period of 60 consecutive days), a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and delivered by or on behalf of a Borrower (and nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Lender contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Lender in its Permitted Discretion, the determination of Lender shall govern and, absent manifest error, be conclusive and binding upon Borrowers).
Schedule 5.1-1
8883384.8

7.Collateral Reports.
(a)As soon as possible after the end of each calendar month (but in any event within 15 days after the end thereof), or more frequently as Lender may require at any time an Event of Default exists or the Excess Availability shall be less than 20% of the Maximum Credit and thereafter (until such time as such Event of Default shall not exist for a period of 60 consecutive days or Excess Availability shall be greater than such amount for a period of 60 consecutive days):
(i)a detailed aging of accounts receivable (together with a reconciliation to the previous period’s aging and the general ledger) including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to Lender, together with a summary specifying the name, address, and balance due for each account debtor (and including a list of all claims, offsets, or disputes asserted by account debtors with respect to each Borrower's accounts), and a monthly (or such other applicable period) accounts receivable roll-forward in a format acceptable to Lender tied to the beginning and ending accounts receivable balances of each Borrower’s general ledger;
(ii)a schedule or perpetual reports detailing the inventory, in form satisfactory to Lender, by location (and including the amounts of inventory and the value thereof that is in-transit and at any leased locations and premises of warehouses, processors or other third parties or consignees) by category (raw material, work-in-process, finished goods), by product type, and by volume on hand, specifying the cost and the wholesale market value thereof, with additional detail showing additions to and deletions therefrom, together with a reconciliation to each Borrower’s general ledger; and
(iii)agings of outstanding accounts payable by vendor (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors, and other third parties from time to time in possession of any Collateral) and any book overdraft and held checks.
(b)Concurrently with the delivery of the monthly financial statements under Section 2 above, a reconciliation of accounts payable, accounts receivable and inventory between (i) the amounts shown in a Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) of Section 7(a) above, and (ii) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) of Section 7(a) above and the Borrowing Base Certificate delivered as of such date.
8.Additional Collateral Items. Promptly upon Lender’s request:
(a)copies of invoices issued by a Borrower in connection with any accounts receivable, credit memos, shipping and delivery documents, and other information related thereto;
(b)copies of purchase orders, invoices, and shipping and delivery documents in connection with any inventory or equipment purchased by a Borrower; and
(c)commencing upon such request, weekly or at such other times as may be requested by Lender, as soon as available but in any event within five (5) days of the end of each calendar week and at such other times, as of the period then ended, each Borrower’s sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal.
9.Tax Returns. Upon request of Lender, copies of all tax returns filed by each Loan Party with the U.S. Internal Revenue Service.
10.Beneficial Ownership. Promptly, but in any event within 5 Business Days, after any Borrower has knowledge or notice thereof,
(a)written notice of any change in the information provided in any certification regarding beneficial ownership; and
Schedule 5.1-2
8883384.8

(b)documentation and other information (including, without limitation, a beneficial ownership certification) that Lender reasonably requests in connection with applicable “know your customer” and anti-money laundering rules and regulations, including Patriot Act searches, OFAC/PEP searches and customary individual background checks for any such Subsidiary, the results of which shall be satisfactory to Lender.
11.Management Letters, Etc. Promptly (but in any event within ten Business Days after receipt by any Loan Party), copies of any detailed audit reports, management letters or recommendations submitted to the board of directors or equivalent governing body (or the audit committee of the board of directors or such equivalent governing body) of a Loan Party by independent accountants in connection with the accounts or books of each Loan Party, or any audit of any of them.
12.Insurance. As soon as possible after the annual renewal, replacement or modification by each Loan Party of its insurance (and in any event within ten Business Days thereafter), a certificate by an Authorized Person of a Borrower attaching the insurance binder or other evidence of insurance for any insurance coverage of each Loan Party that was renewed, replaced or modified.
13.Additional Information.
(a)as soon as possible after the end of each calendar month (but in any event within ten Business Days after the end thereof), on a monthly basis or more frequently as Lender may request, a certificate by an Authorized Person of a Borrower consisting of: (i) the addresses of all locations of each Loan Party acquired or opened since the date of the most recent certificate delivered to Lender containing the information required under this clause, (ii) a report of any new deposit account or securities account established or used by each Loan Party with any bank or other financial institution and any existing deposit account or securities account currently established or used by each Loan Party with any bank or other financial institution that is at any time identified after the Closing Date and was not set forth in Schedule 5.9 or in the schedules to the Security Agreement, including in each case, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report, and (iii) a list of (A) all applications, if any, for intellectual property made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (B) all issuances of registrations or letters on existing applications for intellectual property received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date);
(b)as soon as possible after the end of each calendar quarter (but in any event within ten Business Days after the end thereof), on a quarterly basis or more frequently as Lender may request a detailed list of the customers of each Loan Party with address and contact information (provided, that in any event such list shall be provided to Lender annually at the same time as the delivery of the annual financial statements as set forth in Section 1 above);
(c)upon Lender’s request, (i) reports of sales for each category of inventory, (ii) summary reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals, and (iii) true, correct and complete copies of all agreements, documents or instruments evidencing or otherwise related to Indebtedness that Lender has not otherwise received; and
(d)promptly following any request therefor, such other information regarding the operations, business affairs, financial condition and Collateral of a Loan Party or compliance with the terms of the Agreement.
Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one year after the same are delivered to Lender.
Each Loan Party and Lender agree that the delivery of a Borrowing Base Certificate through Lender’s electronic platform or portal, subject to Lender’s authentication process, or by such other electronic method as may be directed by Lender from time to time, or by such other electronic input of information necessary to calculate the Borrowing Base as may be directed by Lender from time to time, shall in each
Schedule 5.1-3
8883384.8

case be used for purposes of the obligations of Borrowers to deliver Borrowing Base Certificates hereunder, with the same legal effect as if such Borrowing Base Certificate had been manually executed by a Borrower and delivered to Lender.

Schedule 5.1-4
8883384.8

SCHEDULE 5.9
TO
CREDIT AGREEMENT
Deposit Accounts and Securities Accounts

Owner	Type of Account/Purpose	Name and Address of Bank or Intermediary	Account Numbers
Owlet Baby Care, Inc.	Cash concentration/ collection account; Analysis Checking	First Citizens Bank (DBA Silicon Valley Bank) / Silicon Valley Bank; routing no. [*]	[*]
Owlet Baby Care, Inc.	Credit card collateral MMA; COLLATERAL MMA	First Citizens Bank (DBA Silicon Valley Bank) / Silicon Valley Bank; routing no. [*]	[*]
Owlet Baby Care, Inc.	Credit card collateral MMA; COLLATERAL MMA	First Citizens Bank (DBA Silicon Valley Bank) / Silicon Valley Bank; routing no. [*]	[*]
Owlet Baby Care, Inc.	Disbursement/operating account; Analysis Checking	First Citizens Bank (DBA Silicon Valley Bank) / Silicon Valley Bank; routing no. [*]	[*]
Owlet Baby Care, Inc.	SHOPIFY; Analysis Checking	First Citizens Bank (DBA Silicon Valley Bank) / Silicon Valley Bank; routing no. [*]	[*]
Owlet Baby Care, Inc.	WTI collateral; Analysis Checking	First Citizens Bank (DBA Silicon Valley Bank) / Silicon Valley Bank; routing no. [*]	[*]
Owlet Baby Care, Inc.	SVB Cash Sweep Account; Cash Sweep Account	First Citizens Bank (DBA Silicon Valley Bank) / Silicon Valley Bank; routing no. [*]	[*]
Owlet, Inc.	Deposit account	Citibank	[*]
Owlet Baby Care, Inc.	USD deposit account	Citibank	[*]
Owlet Baby Care, Inc.	CAD deposit account	Citibank	[*]

Schedule 5.9
8883384.8

SCHEDULE 6.1
TO
CREDIT AGREEMENT
Existing Indebtedness

None.

Schedule 6.1
8883384.8

SCHEDULE 6.2
TO
CREDIT AGREEMENT
Existing Liens

None.

Schedule 6.2
8883384.8

SCHEDULE 6.9
TO
CREDIT AGREEMENT
Existing Investments

None.

Schedule 6.9
8883384.8

EXHIBIT A
TO
CREDIT AGREEMENT
FORM OF COMPLIANCE CERTIFICATE
[on Borrower’s Letterhead]
To:    Wells Fargo Bank, National Association
70 S. 7th Street, 12th Floor
Minneapolis, MN 55402-3903
    Attn: ___________________________

Re:    Compliance Certificate dated [_____________________]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of June 26, 2026, by and among OWLET BABY CARE, INC., a Delaware corporation (“Owlet Baby”, and together with any entity that may hereafter become party hereto as a Borrower, individually, a “Borrower” and collectively, “Borrowers”), OWLET, INC., a Delaware corporation (“Owlet” and together with Owlet Baby any entity that may hereafter become party hereto as a Guarantor, individually, a “Guarantor” and collectively, “Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”). Capitalized terms used in this compliance certificate (the “Compliance Certificate”) have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to the Credit Agreement, the undersigned officer of Borrower hereby certifies that:

    1.    Attached is the financial information of the Loan Parties which is required to be furnished to Lender pursuant to Section 5.1 of the Credit Agreement for the period ended _________________ (the “Reporting Date”). Such financial information has been prepared in accordance with GAAP (except, in the case of internally prepared financial statements, for year-end adjustments and the lack of footnotes) and fairly presents in all material respects the financial condition of Loan Parties.

    2.    Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Loan Parties during the accounting period covered by the financial statements delivered pursuant to the Credit Agreement.

    3.    Such review has not disclosed the existence on and as of the date of this Compliance Certificate, and the undersigned does not have knowledge of the existence as of the date of this Compliance Certificate, of any event or condition that constitutes a Default or Event of Default.

    4.    The representations and warranties of each of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Compliance Certificate (except to the extent they relate to a specified date).

8883384.8

5.    [Borrower had EBITDA of $[____________]. Such EBITDA [satisfies][does not satisfy] Section 7.1 of the Credit Agreement for such period then ended.]

6.    [Borrower had Liquidity of $[____________]. Such Liquidity [satisfies][does not satisfy] Section 7.2 of the Credit Agreement for such period then ended.]

7.     If this Compliance Certificate is delivered in connection with a Restricted Payment, (a) the amount of such payment is $______________, (b) as demonstrated on the schedule attached hereto, the Excess Availability for the immediately preceding 30 consecutive day period was not less than 30% of the Maximum Credit and after giving effect to the transaction or payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, the Excess Availability was not less than such amount, and (c) such Restricted Payment otherwise satisfies the Payment Conditions.

[Signature page follows]
8883384.8

    IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this [____] day of [______________________].

OWLET BABY CARE, INC.

By_________________________________
Name_______________________________
Title________________________________

8883384.8